Exhibit 2.2

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

by and among

PROTERRA INC,

PROTERRA OPERATING COMPANY, INC.

(“Sellers”)

and

PHOENIX MOTOR, INC.

(“Purchaser”)

DATED AS OF NOVEMBER 13, 2023

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EXHIBITS

Exhibit A      Assumption Agreement

Exhibit B      General Assignment

SCHEDULES

Schedule 3.3      Allocation Principles

Seller Disclosure Schedules

Purchaser Disclosure Schedules

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EXECUTION VERSION

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (collectively with the Exhibits and Schedules referred to herein, this “Agreement”) is made as of the 13th day of November, 2023 (the “Execution Date”), by and among PROTERRA INC, a Delaware corporation (“Holdco”), PROTERRA OPERATING COMPANY, INC., a Delaware corporation (“Opco” and together with Holdco, “Sellers” and each a “Seller”), and PHOENIX MOTOR, INC., a Delaware corporation (“Purchaser”).

WHEREAS, Sellers are engaged in the Business (as defined below);

WHEREAS, on August 7, 2023 (the “Petition Date”), Sellers commenced the Bankruptcy Cases (as defined below) and Sellers intend to seek approval of and authorization for a sale and transfer of Sellers’ assets used in the conduct of the Business to the individual or entity submitting the highest or otherwise best bid for those assets in a process approved by the Bankruptcy Court (as defined below) (the “Sale Process”) and to be consummated in accordance with the Bidding Procedures Order (as defined below) and pursuant to the Sale Order (as defined below);

WHEREAS, Purchaser desires to purchase from Sellers the Acquired Assets (as defined below) through the Sale Process (the “Sale”), in exchange for the Purchase Price (as defined below) and Purchaser’s assumption of the Assumed Liabilities (as defined below), on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Sellers have determined, in the exercise of their business judgment, that the sale to Purchaser as contemplated herein is, in light of the facts and circumstances, the highest or otherwise best bid for the Acquired Assets and therefore it is advisable and in the best interest of their estates and the beneficiaries of the estates to enter into this Agreement, which has been approved by Sellers’ applicable governing bodies; and

WHEREAS, Sellers and Purchaser each acknowledge and agree that the transactions contemplated by this Agreement are subject to the Bankruptcy Court’s approval of this Agreement.

NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants, agreements, and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Sellers and Purchaser each agree as follows:

Article I

Definitions

Section 1.1      Certain Definitions. Capitalized terms used in this Agreement but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Bidding Procedures Order (as defined below) as in effect at the date hereof or as such terms may be modified with the approval of the Sellers. In this Agreement and any Exhibit or Schedule hereto, the following capitalized terms have the following respective meanings:

“Accounts Receivable” means all accounts receivable, notes receivable, purchase orders, negotiable instruments, completed work or services that have not been billed, chattel paper, notes and other rights to payment with respect to the Transferred Contracts.

“Acquired Assets” means:

(a)            subject to Section 7.3, the Transferred Contracts and each Seller’s rights thereunder (in the case of the Battery Lease Agreements, in its capacity as “Lessor” thereunder);

(b)            all of the battery packs that each Seller owns that are leased by such Seller, in its capacity as “Lessor”, pursuant to the Transferred Contracts that are Battery Lease Agreements (the “Tangible Assets”);

(c)            all Accounts Receivable and all other rights of any Seller to receive or recoup, whether by offset or netting against production from the Acquired Assets and the proceeds thereof or otherwise, amounts owed by Persons other than Sellers and their Affiliates with respect to the Transferred Contracts, in each case to the extent arising from and after the Closing Date;

(d)            all claims and counterclaims, known or unknown, of such Seller (in the case of the Battery Lease Agreements, in its capacity as “Lessor”) under the Transferred Contracts, against any other Person arising under the Transferred Contracts; and

(e)            all unexpired warranties, indemnitees and guarantees in favor of such Seller made or given by manufacturers, contractors, subcontractors, consultants, vendors, suppliers and other third parties to the extent arising from or related to any Acquired Asset or Assumed Liability.

“Action” means any claim, demand, action, cause of action, suit, arbitration, audit, investigation or proceeding.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with that Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person or group of Persons, means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Person, whether through the ownership of voting securities or by contract.

“Agreement” has the meaning set forth in the preamble.

“Allocation Principles” has the meaning set forth in Section 3.3.

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“Alternative Transaction” means a sale, assignment, transfer or other disposition of all or substantially all of the Acquired Assets to any Person (or group of Persons), other than to Purchaser or an Affiliate of Purchaser.

“Antitrust Law” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, and all other Laws or Orders that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Assumed Liabilities” means those liabilities and obligations to the extent arising out of or relating to the Transferred Contracts, including Cure Amounts, or any of the other Acquired Assets.

“Assumption Agreement” means the Assumption Agreement in the form attached hereto as Exhibit A.

“Auction” has the meaning set forth in the Bidding Procedures.

“Avoidance Action” means any claim, right or cause of action of a Seller arising under chapter 5 of the Bankruptcy Code and any analogous state or federal statutes and common Law relating to the Sellers, the Acquired Assets, the Transferred Contracts or the Assumed Liabilities.

“Backup Bidder” has the meaning set forth in the Bidding Procedures.

“Bankruptcy Cases” has the meaning set forth in Section 11.1.

“Bankruptcy Code” means Title 11 of the United States Code.

“Bankruptcy Court” has the meaning set forth in Section 11.1.

“Battery Lease Agreements” means all of the battery lease Transferred Contracts to which the Sellers are party, as the case may be, as “Lessor” thereunder, set forth under the heading “Battery Lease Agreements” on Section 5.1(h)(i) of the Seller Disclosure Schedules.

“Benefit Plan” means (i) any “employee benefit plan” as defined in Section 3(3) of the ERISA (whether or not subject to ERISA) and (ii) any other pension, retirement, profit-sharing, savings, bonus, incentive, commission, stock option or other equity or equity-based, deferred compensation, severance, retention, employment, benefit, excess benefit, incentive, equity interest, equity bonus, equity purchase, restricted equity, equity ownership, equity appreciation, phantom equity, savings and thrift, cafeteria, reimbursement, health savings, flexible spending, compensation, welfare, sick leave, vacation, medical, dental, hospitalization, vision, disability, accidental death and dismemberment, life insurance, death benefit, post-retirement, transaction bonus, periodic bonus, termination, fringe benefit, perquisite or change of control plan, program, policy, agreement, contract or arrangement that (x) is sponsored, maintained or contributed to by Sellers, or for which Sellers have any obligation to sponsor, maintain or contribute to, or for which Sellers have any direct or indirect liability, whether contingent or otherwise and (y) under which any current or former officer, director, employee, consultant (or their respective beneficiaries) of Sellers has any present or future right to benefits.

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“Bidding Procedures” means the procedures governing the Auction and the Sale Process, as approved by the Bankruptcy Court pursuant to the Bidding Procedures Order and attached as Exhibit 1 to the Bidding Procedures Order, and as may be amended from time to time in accordance with their terms.

“Bidding Procedures Order” means the order entered by the Bankruptcy Court on September 7, 2023 (Docket No. 218), approving the Bidding Procedures.

“Business” means the business of the Proterra Energy Business Unit, the Proterra Powered Business Unit, the Proterra Transit Business Unit and the Proterra Valence Business Unit.

“Business Units” means the Proterra Transit Business Unit, Proterra Energy Business Unit, the Proterra Powered Business Unit and the Proterra Valence Business Unit.

“Business Day” means a day (other than a Saturday, Sunday or national holiday) on which commercial banks in the State of New York and the State of California are open for the transaction of commercial banking business.

“Cash Component Price” has the meaning set forth in Section 3.1(a).

“Clayton Act” means Title 15 of the United States Code §§ 12-27 and Title 29 of the United States Code §§ 52-53, as amended.

“Closing” means the consummation of the transactions contemplated in this Agreement.

“Closing Date” has the meaning set forth in Section 4.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” has the meaning set forth in the Confidentiality Agreement.

“Confidentiality Agreement” means that certain Confidentiality Agreement dated as of August 10, 2023 by and between Purchaser and Holdco.

“Contract” means any written or oral contract, agreement or instrument, including, supply contracts, purchase orders, sale orders, bids, understandings or commitments, customer agreements, licenses, mortgages, subcontracts, indentures, leases of personal property, deeds of trust, notes or guarantees, pledges, liens, or conditional sales agreements to which the Person referred to is a party or by which any of its assets may be bound.

“Cure Amounts” has the meaning set forth in Section 2.5(b).

“Deposit Escrow Account” means the escrow account established pursuant to the Deposit Escrow Agreement.

“Deposit Escrow Agreement” means that certain escrow agreement, dated as of the date hereof, executed by and among Purchaser, Holdco and the Escrow Agent.

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“Deposit Escrow Funds” mean, at any time of determination, the Earnest Deposit deposited in the Deposit Escrow Account, together with any interest earned thereon.

“Effective Time” means 12:01 a.m. Eastern Time, on the Closing Date.

“Environmental Laws” means all federal, state and local Laws, code, binding and enforceable guidelines, policy or rule of common law or judicial or administrative interpretation thereof relating to pollution, public health and safety (as it relates to exposure to Hazardous Materials) or protection of the environment, including the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, and any state or local counterparts or equivalents, as such requirements have been enacted and are in effect on or prior to the Closing Date.

“Environmental Liabilities” means all Liabilities relating to Seller’s ownership and/or operation of the Business and/or the Acquired Assets and consisting of or relating to:

(i)            any Hazardous Materials, environmental matters or conditions (including on-site or off-site contamination and regulation of chemical substances or products);

(ii)            fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and investigative, remedial, or inspection costs and expenses arising under Environmental Laws or relating to Hazardous Materials;

(iii)            financial responsibility under Environmental Laws for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions required by applicable Environmental Laws and for any natural resource damages; or

(iv)            any other compliance, corrective, investigative or remedial measures required under Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Escrow Agent” means Citibank, N.A.

“Excluded Assets” means all assets, rights, claims or properties owned by either Seller that are not Acquired Assets, including:

(i)            all cash, rights in bank accounts, certificates of deposit, bank deposits, cash equivalents, professional fee retainers, the cash surrender value of any life insurance policies, investment securities and checks or other payments received by such Seller (including received in lock boxes) prior to the Effective Time;

(ii)            the Purchase Price and the Deposit Escrow Funds;

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(iii)            any Benefit Plan and any assets, trust agreements, insurance policies, administrative service agreements and other contracts, files and records in respect thereof;

(iv)            any prepayments and good faith and other bid deposits submitted by any third party under the terms of the Bidding Procedures Order;

(v)            all Accounts Receivable and all other rights of any Seller to receive or recoup, whether by offset or netting against production from the Acquired Assets and the proceeds thereof or otherwise, amounts owed by Persons other than Sellers and their Affiliates with respect to the Acquired Assets, in each case to the extent accruing prior to the Effective Time;

(vi)            any deposits, escrows, surety bonds or other financial assurances and any cash or cash equivalents securing any surety bonds or financial assurances, in each case, to the extent arising under the Excluded Assets or Excluded Liabilities;

(vii)            all trade credits or refunds of costs or expenses borne by any Seller, in each case, attributable to the Acquired Assets and attributable to any period of time prior to the Effective Time;

(viii)            any rights to Tax refunds, rebates, abatements, deposits, prepayments, attributes or credits and current and deferred Tax assets (other than with respect to Taxes allocated to Purchaser in Section 12.13);

(ix)             such Seller’s rights under this Agreement and the Related Agreements;

(x)               the Sellers Brand;

(xi)              all Intellectual Property;

(xii)            all Contracts that are not Transferred Contracts;

(xiii)            all Real Property Leases;

(xiv)            all Permits;

(xv)            the Excluded Books and Records;

(xvi)            the Avoidance Actions and any other claims, interests, rights, rebates, abatements, remedies, recoveries, goodwill, customer and referral relationships, other intangible property and all privileges, set-offs and benefits of Sellers, and all claims, demands, indemnification rights or causes of action, available to any of the Sellers or their estates against third parties to the extent related to the Excluded Assets or the Excluded Liabilities (including any claim to collect any Accounts Receivable accruing prior to the Effective Time);

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(xvii)            all of such Seller’s insurance policies, including director and officer insurance policies, and related contracts and all rights thereunder (including, the right to make claims thereunder and to the proceeds thereof);

(xviii)            all debts, demands, causes of action or other rights or claims of such Seller against any Affiliates of such Seller including any intercompany receivables due from any such Affiliate of such Seller; and

(xix)              all shares of capital stock or other equity interest in or issued by any Seller or any securities convertible into, exchangeable or exercisable for shares of capital stock or other equity interest in or issued by any Seller, and any shares of capital stock or other equity interest in or issued by any other entity in which any Seller holds an equity interest, or any securities convertible into, exchangeable or exercisable for shares of capital stock or other equity interest in or issued by any other entity in which any Seller holds an equity interest.

“Excluded Books and Records” means (i) all books and records relating to employee benefit matters, (ii) all books and records relating to employees, (iii) all minute books of a Seller, (iv) all income Tax Returns and income Tax records, (v) all books and records prepared in anticipation of or in connection with or otherwise related to the negotiation, execution or performance by Sellers under this Agreement or any Related Agreement; (vi) all books and records that Sellers are required by Law to retain, (vii) all books and records that are subject to attorney-client privilege or other work product privilege and (viii) any other books and records to the extent relating to the Excluded Assets or Excluded Liabilities.

“Excluded Liabilities” means all Liabilities of each Seller that are not Assumed Liabilities, including:

(i)            all Liabilities of such Seller or any Affiliate of such Seller in respect of any Indebtedness;

(ii)            all Liabilities of such Seller or any Affiliate of such Seller for (a) income Taxes (whether or not then due), arising in connection with the consummation of the transactions contemplated by this Agreement or (b) the unpaid pre-Closing Taxes of any other Person under section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) or as a transferee, successor, by Contract, by Law or otherwise;

(iii)            all Liabilities for Taxes with respect to the Acquired Assets, the Business or any of its facilities (except for Taxes allocated to Purchaser pursuant to Section 12.13) for all taxable periods, or portions thereof, ending at or prior to the Effective Time or that are otherwise allocated to Seller in Section 12.13;

(iv)            all Liabilities arising from any litigation, arbitration or any proceeding with any Governmental or Regulatory Authority involving such Seller, the Business, any Affiliate of such Seller or any of the Acquired Assets, in each case, with respect to matters that occurred prior to the Effective Time;

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(v)            all Liabilities of such Seller to any Affiliate of such Seller or any current or former shareholder, director or officer of such Seller or any Affiliate of such Seller, including, any Liability arising out of or related to any loan, or any accrued interest related thereto, from any Affiliate of such Seller or any member, director or officer of such Seller or any Affiliate to such Seller;

(vi)            all Liabilities to the extent arising out of any Excluded Asset, including any Liabilities arising under any contract that is not a Transferred Contract;

(vii)            all Liabilities of such Seller or any of its Affiliates arising out of any Benefit Plan or any assets attributable to or related to any such Benefit Plan;

(viii)            such Seller’s costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement; and

(ix)               all Environmental Liabilities arising out of Excluded Assets.

“Execution Date” has the meaning set forth in the preamble.

“Federal Trade Commission Act” means the Federal Trade Commission Act (15 U.S.C. § 41 et seq.), as amended, and the rules and regulations promulgated thereunder.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“General Assignment” means the General Assignment substantially in the form attached hereto as Exhibit B.

“Governmental or Regulatory Authority” means any court, tribunal, public or private arbitrator, authority, agency, commission, official or other instrumentality of the United States, or any country, state, county, city or other political subdivision, including any self-regulatory organization or similar governmental or quasi-governmental entity or body having jurisdiction.

“Hazardous Materials” means any substance or material that has been listed, defined or regulated or otherwise classified by any Environmental Law as a “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic substance,” “pollutant,” “contaminant,” or any other similar term intended to define, list, or classify a substance by reason of such substance’s ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “EP toxicity” or adverse effect on human health or the environment, including, substances that are radioactive, toxic, hazardous or otherwise a pollutant, contaminant or waste, including PCBs, asbestos, petroleum products, petroleum derived substances or any fraction thereof, and urea-formaldehyde.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (15 U.S.C. §§ 15c-15h, 18a), as amended.

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“Indebtedness” means, as to any Person, without duplication, (a) all Liabilities of such Person for borrowed money or in respect of loans or advances (including, reimbursement and all other obligations with respect to surety bonds, guarantees, letters of credit, banker’s acceptances, corporate credit card or business credit lines, indemnities, performance letters, comfort letters and other arrangements similar to the foregoing, in each case only to the extent drawn); (b) all Liabilities of such Person under or pursuant to any arrangement to pay the deferred purchase price of property or services or the acquisition of any business; (c) all Liabilities of such Person under or pursuant to any interest rate and currency swaps, caps, collars, interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements and similar financial hedging devices and agreements, in each case, to the extent out of the money; (d) all Liabilities created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of such Person or lender under such agreement in the event of default are limited to repossession or sale of such property), other than inventory or other property purchased by such Person in the Ordinary Course of Business; (e) all obligations or liabilities of such Person under or pursuant to leases which are required to be, in accordance with GAAP, recorded as capital leases; (f) all Liabilities secured by any Lien (excluding Permitted Encumbrances) on any property or asset owned by that Person, regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person; (g) all Liabilities of such Person for off balance sheet financing of such Person (other than operating leases); (h) all Liabilities of such Person evidenced by bonds, debentures, notes or other similar securities or instruments (other than performance, surety and appeal bonds arising in the Ordinary Course of Business in respect of which such Person’s liability remains contingent); (i) all Liabilities of such Person for any direct or indirect guarantees made by such Person of any Indebtedness of any other Person described in clauses (a) through (h); and (j) any accrued but unpaid interest, unpaid prepayment or redemption penalties, premiums or payments and unpaid fees and expenses, in each case, that are actually payable in connection with retirement, payment or prepayment of any of the foregoing Liabilities.

“Independent Accountant” means an impartial nationally recognized firm of independent certified public accountants to be mutually agreed to in good faith by Purchaser and Sellers and not engaged by either Sellers, on the one hand, or Purchaser, on the other hand, or any of their respective Affiliates in the last twelve (12) months.

“Intellectual Property” means all intellectual property rights, whether registered or unregistered, as they exist anywhere in the world, including all patents, trademarks and service marks, trade names, logos, URLs and Internet domain names, copyrights, Software, industrial designs, inventions, proprietary know-how, confidential business information and trade secrets.

“Interest” means Liens, encumbrances, pledges, mortgages, deeds of trust, security interests, leases, charges, fines or penalties related to governmental violations, options, rights of first refusal, easements, servitudes, proxies, voting trusts or agreements, transfer restrictions under any agreement, and any other rights, claims or demands of any kind whatsoever of other Persons, in each case, whether known or unknown, choate or inchoate, filed or unfiled, scheduled or unscheduled, noticed or unnoticed, recorded or unrecorded, perfected or unperfected, allowed or disallowed, contingent or non-contingent, liquidated or unliquidated, mature or unmatured, material or non-material, disputed or undisputed.

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“Knowledge” means, with respect to Sellers, the actual knowledge of Gareth T. Joyce.

“Laws” means all laws, statutes, rules, regulations and ordinances in any jurisdiction or any state, county, country, city or other political subdivision or of any Governmental or Regulatory Authority, including, the Bankruptcy Code, ERISA, Environmental Laws, public health and OSHA and anti-kickback statutes.

“Liability” or “Liabilities” means any or all obligations (whether to make payments, to give notices or to perform or not perform any action), commitments, contingencies and other liabilities of a Person (whether known or unknown, asserted or not asserted, whether absolute, accrued, contingent, fixed or otherwise, determined or determinable, liquidated or unliquidated, and whether due or to become due).

“Licensable” means, with respect to any Intellectual Property right, that a Person has the power and authority to grant a license (or sublicense, as the case may be) to such Intellectual Property right without any of the following: (a) the consent of any third party; (b) impairing such Person’s existing rights in respect of such Intellectual Property right (it being understood that the grant of any license hereunder, in and of itself, shall not be construed as an impairment of any of such Person’s rights); (c) imposing any additional obligations on such Person or impairing any of such Person’s other existing rights under any preexisting agreement relating to such Intellectual Property right; and/or (d) the payment of royalties or other consideration by such Person to any third party under any preexisting agreement relating to such Intellectual Property right. For the avoidance of doubt, in no event shall any Intellectual Property right be “Licensable” if any of the foregoing conditions in clauses (a)-(d) apply.

“Lien” means any mortgage, pledge, security interest, hypothecation, assignment, encumbrance, lease, lien (including consensual liens, judicial liens or statutory liens), option, right of use and other rights and claims of other Persons, any conditional sale contract, title retention contract, or other encumbrance of any kind, including easements, conditions, reservations and restrictions.

“Material Adverse Effect” means any event, change, development or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the Acquired Assets, taken as a whole; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (a) any change, event, development or effect (whether short-term or long-term) arising from or relating to (1) any general industry change in the industries in which Sellers and the Proterra Transit Business Unit operate, (2) national or international political or social conditions, including the engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or foreign country, or any of their respective territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (3) any epidemic, pandemic, or disease outbreak (including COVID-19) or any law, regulation, statute, directive, pronouncement or guideline issued by a Governmental or Regulatory Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place”, curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak or any change in such law, regulation, statute, directive, pronouncement or guideline or interpretation thereof, or any worsening of such conditions, (4) any general change in financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (5) any change in GAAP, regulatory accounting principles or industry standards, or (6) changes in laws, rules, regulations, orders or other binding directives issued by any Governmental or Regulatory Authority, (b) the taking of (or omitting to take) any action by any Seller at the written request of Purchaser or that is expressly required by this Agreement, (c) any matters that arise from any actions or omissions of Purchaser or its Affiliates (including any breach by Purchaser of this Agreement), (d) any change resulting or arising from the identity of, or any facts or circumstances relating to, Purchaser or its Affiliates, (e) any failure to meet a forecast (whether internal or published) of revenue, earnings, cash flow or other data for any period or any change in such a forecast, (f) any change in or effect on the Acquired Assets that, if curable, is cured by Sellers before the earlier of (1) the Closing Date and (2) the date on which this Agreement is terminated pursuant to Article X below, (g) any change in the financial condition or results of operation of Purchaser or its Affiliates, including its ability to access capital and equity markets and changes due to a change in the credit rating of Purchaser or its Affiliates, (h) the announcement, commencement, pendency or consummation of the Bankruptcy Cases, this Agreement or the transactions contemplated hereby, (i) any new or announced renewable fuel or oil provider entrants, including their effect on pricing, (j) any earthquakes, fires, hurricanes, tornados or other natural disasters or effects of weather and other acts of God, (k) any casualty loss or event of condemnation; (l) any seasonality of the Acquired Assets or the Proterra Transit Business Unit as anticipated to be conducted, (m) any change resulting or arising from product recalls announced or commenced prior to the Execution Date or (n) any change in the market price or trading volume of any securities or Indebtedness of a Seller; provided, further, that, for the avoidance of doubt, a Material Adverse Effect shall be measured only against past performance of the Proterra Transit Business Unit and not against any forward-looking statements, financial projections or forecasts of Sellers with respect to the Proterra Transit Business Unit.

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“Order” means and includes any writ, judgment, decree, injunction, award or other order of any Governmental or Regulatory Authority, including the Bankruptcy Court.

“Ordinary Course of Business” means an action taken by a Person if: (a) such action is in the ordinary course of business and consistent with the past practices of such Person including with respect to quantity and frequency; or (b) such action is similar in nature and magnitude to actions customarily taken in the ordinary course of normal day-to-day operations of other Persons that are in the same line of business as such Person; subject, however, to those actions necessary and incident, or otherwise relating, to the Bankruptcy Cases.

“Organizational Document” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) operating agreement, limited liability company agreement, or similar document governing a limited liability company; (c) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (d) any amendment to any of the foregoing.

“OSHA” means the Occupational Safety and Health Act of 1970, 29 U.S.C. §651, et seq.

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“Outside Closing Date” means the date that is five (5) Business Days following the entry of the Sale Order by the Bankruptcy Court.

“Permits” means all licenses, permits, certificates, orders, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

“Permitted Encumbrances” means (a) Liens for current Taxes not yet delinquent as of the Closing Date or being contested in good faith by appropriate proceedings; (b) Liens for impositions, assessments, fees, rents or other charges levied or assessed or imposed by a Governmental or Regulatory Authority not yet delinquent as of the Closing Date or being contested in good faith by appropriate proceedings; (c) statutory Liens (including materialmen’s, warehousemen’s, mechanic’s, repairmen’s, landlord’s and other similar Liens) arising in the Ordinary Course of Business securing payments that are inchoate, unrecorded and not yet delinquent as of the Closing Date or being contested in good faith by appropriate proceedings; (d) Liens created by, through or under Purchaser or its successors or assigns and (e) non-exclusive licenses of Intellectual Property rights.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability partnership, limited liability company, proprietorship, other business organization, trust, government, Governmental or Regulatory Authority, or any other entity whatsoever.

“Petition Date” has the meaning set forth in the recitals.

“Proterra Energy Business Unit” means the business unit of Sellers that provides, installs, and services turnkey fleet-scale, high-power charging solutions and software services, provided that the Proterra Valence Business Unit shall be excluded from the definition of Proterra Energy Business Unit.

“Proterra Powered Business Unit” means the business unit of Sellers that designs and manufactures proprietary battery systems and electrification solutions for global commercial vehicle original equipment manufacturer customers.

“Proterra Transit Business Unit” means the business unit of Sellers that designs, develops and sells electric transit buses as an original equipment manufacturer for North American public transit agencies, airports, universities and other commercial transit fleets.

“Proterra Valence Business Unit” means the business sub-unit of Sellers, currently situated within the Proterra Energy Business Unit, that is a cloud-based data platform that can provide customers performance information about their commercial transit fleets.

“Purchase Price” has the meaning set forth in Section 3.1(a).

“Purchaser” has the meaning set forth in the preamble.

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“Purchaser Disclosure Schedules” means the disclosure schedules of Purchaser as attached hereto, and as they may be updated or otherwise modified hereafter in compliance with this Agreement.

“Purchaser Released Claims” has the meaning set forth in Section 12.16(b).

“Purchaser Required Approvals” means the consents and approvals set forth on Section 5.2(d) of the Purchaser Disclosure Schedules.

“Real Property Leases” means all of Sellers’ right, title and interest in all leases, subleases, licenses or other occupancy agreements, including all amendments, renewals and other agreements with respect thereto, pursuant to which a Seller holds a leasehold or subleasehold interest in, or is granted a license or other right to use, any real property.

“Reasonable Efforts” means the commercially reasonable efforts that a reasonable Person wanting to achieve the result in question would take under similar circumstances to achieve that result as expeditiously as possible.

“Related Agreements” means all agreements, certificates, instruments or other documents required to be executed and/or delivered pursuant to or in connection with, this Agreement by any Person, including, the Assumption Agreement and the General Assignment.

“Representative” means, with respect to any Person, its directors, officers, employees, agents, advisors or other representatives.

“Sale” has the meaning set forth in the recitals.

“Sale Hearing” means the hearing before the Bankruptcy Court to consider entry of the Sale Order.

“Sale Order” means an Order of the Bankruptcy Court (i) approving the Agreement, (ii) approving the consummation of the Sale and the other transactions contemplated hereby, (iii) finding that Purchaser is purchasing the Acquired Assets in good faith within the meaning of Section 363(m) of the Bankruptcy Code, and (iv) approving the sale of the Acquired Assets free and clear of all Liens, Liabilities and other Interests (other than Permitted Encumbrances and Assumed Liabilities).

“Sale Process” has the meaning set forth in the recitals.

“Seller Disclosure Schedules” means the disclosure schedules of Sellers attached hereto which, for the avoidance of doubt, excludes Schedule 3.3.

“Seller Fundamental Representations” means, collectively, the representations and warranties in the first sentence of Section 5.1(a) (Organization and Existence), Section 5.1(b) (Authority and Approval), Section 5.1(c)(i) (No Conflict — Seller’s Organizational Documents) and Section 5.1(j) (Brokers).

“Seller Group” has the meaning set forth in Section 12.16(b).

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“Sellers” has the meaning set forth in the preamble.

“Sellers Brand” means the trademarks “PROTERRA,” “PROTERRA POWERED,” “PROTERRA TRANSIT,” “PROTERRA ENERGY” and any trademark confusingly similar thereto and derivatives thereof.

“Sherman Act” means title 15 of the United States Code §§ 1-7, as amended.

“Software” means computer software, including, source code, object code, disks, documentation, operating manuals, related systems data, source programs, record layouts, program libraries, and any other documentation in those application areas that may pertain to any data processing system or operation.

“Successful Bidder” has the meaning set forth in the Bidding Procedures.

“Tax Returns” means all returns, declarations, reports, statements, schedules, notices, forms or other documents or information filed or required to be filed in respect of the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of any legal requirement relating to any Tax, and the term “Tax Return” means any one of the foregoing Tax Returns.

“Taxes” means all taxes, charges, fees, levies or other like assessments, including U.S. federal, state, local, foreign, and other net income, gross income, gross receipts, social security, estimated, sales, use, ad valorem, franchise, profits, net worth, alternative or add-on minimum, capital gains, license, withholding, payroll, employment, unemployment, social security, excise, property, transfer, and any and all other taxes, assessments, fees or other governmental charges, whether computed on a separate, consolidated unitary, combined or any other basis together with any interest and any penalties, additions to tax, estimated taxes or additional amounts with respect thereto, and including any liability for Taxes as a result of being a member of a consolidated, combined, unitary or affiliated group, and the term “Tax” means any one of the foregoing Taxes.

“Transfer Taxes” means all stamp, documentary, registration, value-added, transfer, sales, use, bulk sales, reporting, recording, filing and other similar fees, Taxes and charges arising out of or in connection with the transfer of the Acquired Assets effected pursuant to this Agreement.

“Transferred Contracts” means all of the Contracts to which the Sellers are party set forth on Section 5.1(h)(i) of the Seller Disclosure Schedules.

“Treasury Regulations” means the regulations (including all proposed and temporary regulations) promulgated by the U.S. Department of the Treasury under the Code, as such regulations may be amended from time to time.

Section 1.2      Construction of Certain Terms and Phrases.

(a)            Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article,” “Section,” or “clause” refer to the specified Article, Section, or clause of this Agreement; (v) the word “including” (and, with correlative meaning, the word “include”) means including, without limiting the generality of any description preceding that word; and (vi) the words “shall” and “will” are used interchangeably and have the same meaning. Any reference to a Law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder, unless the context otherwise requires. Any reference in this Agreement to any contract, license, agreement or order means such contract, license, agreement or order as amended, supplemented or modified from time to time in accordance with the terms thereof. Currency amounts referenced in this Agreement are in U.S. Dollars.

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(b)            Any representation or warranty contained herein as to the enforceability of a Contract (including this Agreement and any Related Agreement) will be subject to the effect of any bankruptcy, insolvency, reorganization, moratorium or other similar law affecting the enforcement of creditors’ rights generally and to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)            This Agreement is being entered into by and among competent and sophisticated parties who are experienced in business matters and represented by counsel and other advisors, and have been reviewed by the parties and their counsel and other advisors. Therefore, any ambiguous language in this Agreement will not be construed against any particular party as the drafter of the language.

(d)            Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(e)            The phrases “provided”, “delivered”, or “made available”, when used herein, mean that the information or materials referred to have been (i) posted to the on-line “virtual data room” established under project name “Project Wren” on Intralinks to which Purchaser and its counsel have continuous access at least two (2) days prior to the Execution Date or (ii) delivered directly to Purchaser or its Representatives by or on behalf of Sellers at least two (2) days prior to the Execution Date.

Article II

Purchase and Sale and Assumption

Section 2.1      Purchase and Sale of Acquired Assets. Upon the terms and subject to the conditions of this Agreement and the Sale Order, at the Closing, each Seller will sell, transfer, convey, assign, deliver and set over to Purchaser, and Purchaser will purchase and accept, all of the right, title, benefit and interest of such Seller in, to and under the Acquired Assets, free and clear of all Liens and Interests (other than Permitted Encumbrances and Assumed Liabilities), pursuant to Sections 363(f) and 1123(b)(4) of the Bankruptcy Code. Other than the Permitted Encumbrances and Assumed Liabilities, all mortgages or other Liens on the Acquired Assets securing Indebtedness shall attach to the net proceeds of the Sale pursuant to Sections 363(f) and 1123(b)(4) of the Bankruptcy Code so that the Acquired Assets will be sold free and clear of such Liens and other Interests. At the Closing, the sale, transfer, conveyance, assignment and delivery of the Acquired Assets will be effected pursuant to the General Assignment, the Sale Order and other instruments of transfer described in Section 4.2(a).

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Section 2.2      Excluded Assets. Notwithstanding anything to the contrary contained herein, the Acquired Assets do not include, and in no event will Purchaser acquire any right, title, benefit or interest in, to or under, any of the Excluded Assets.

Section 2.3      Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, at the Closing, Purchaser will assume and agree to pay, perform and discharge or hold Sellers harmless from all of the Assumed Liabilities. The assumption of the Assumed Liabilities by Purchaser will be effected pursuant to the Assumption Agreement and the Sale Order.

Section 2.4      Excluded Liabilities. Notwithstanding anything to the contrary contained herein, the Assumed Liabilities will not include, and in no event will Purchaser assume, be required to pay, perform, discharge and hold Sellers harmless from any Excluded Liabilities.

Section 2.5      Assignment and Cure Amounts.

(a)            Subject to the terms and conditions of this Agreement and the entry of the Sale Order, at the Closing and pursuant to Section 365 of the Bankruptcy Code, each Seller shall assume and assign to Purchaser, and Purchaser shall take assignment from such Seller of, the Transferred Contracts. Purchaser shall be responsible for Cure Amounts and for satisfying the requirements of “adequate assurance of future performance” as required by section 365 of the Bankruptcy Code and shall cooperate fully with each Seller in seeking such approval from the Bankruptcy Court, including Purchaser providing the necessary evidence required in connection with the Sale Hearing, as applicable, to approve this Agreement and the transactions contemplated herein.

(b)            The cure amounts (collectively, the “Cure Amounts”), if any, necessary to cure all defaults, if any, and to pay all actual or pecuniary losses, if any, that have resulted from any defaults on the part of a Seller under the Transferred Contracts shall be paid by Purchaser at the Closing or as soon as reasonably practicable thereafter (except as otherwise agreed to by the other party to the Transferred Contracts) and such Seller shall have no Liability for any such Cure Amounts. As part of the Sale Process, Sellers shall file with the Bankruptcy Court the Schedule of Transferred Contracts, which shall be in form and substance reasonably acceptable to Purchaser, setting forth the Transferred Contracts and the respective Cure Amounts as to each Transferred Contract. Purchaser shall have the right to request that Sellers add or remove any Contract identified in the Schedule of Transferred Contracts at any time on or prior to the Sale Hearing (or such later date as may be permitted under the Bidding Procedures Order or the Sale Order, as applicable). Upon such request, Sellers shall provide Purchaser with the amount, in Sellers’ sole discretion, by which the Purchase Price shall be adjusted based on such addition or removal and Purchaser shall have the election to have such Contract added or removed. If Purchaser so elects, Sellers shall cause an applicable modified Schedule of Transferred Contracts to be filed with the Bankruptcy Court consistent with the Bidding Procedures Order or the Sale Order, as applicable (which, for the avoidance of doubt, shall be subject to, in the case of the addition of a Contract to the Schedule of Transferred Contracts, the ability of the other party to such Contract to object to such addition), and the Purchase Price shall be updated to reflect such adjustment.

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Section 2.6      Bulk Sales Laws. The parties hereto hereby waive compliance by Sellers with the requirements and provisions of any “bulk-transfer” or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale and transfer of any or all of the Acquired Assets to Purchaser, and Purchaser hereby waives all claims against Sellers to the extent related to non-compliance therewith.

Article III

Purchase Price

Section 3.1      Purchase Price; Earnest Deposit.

(a)            The purchase price for the Acquired Assets will be, in addition to the Assumed Liabilities and the Cure Amounts (which shall be paid by Purchaser to the applicable counterparty on or about the Closing Date), a cash amount equal to $6,500,000.00 (such cash amount, the “Cash Component Price” and, together with the Assumed Liabilities and the Cure Amounts, the “Purchase Price”).

(b)            Purchaser or one of its Affiliates has made an earnest deposit by wire transfer of immediately available funds into the Deposit Escrow Account equal to ten percent (10%) of the cash amount of the Purchase Price (the “Earnest Deposit”) in accordance with the Bidding Procedures Order. The Deposit Escrow Funds while remaining in the Deposit Escrow Account, shall not be subject to any lien, attachment, trustee process, or any other judicial process of any creditor of any Seller, Purchaser or their respective Affiliates, and the Deposit Escrow Agreement shall provide that the Deposit Escrow Funds shall be released in accordance with the provisions of this Agreement and Bidding Procedures Order. All interest earned on the Earnest Deposit in the Deposit Escrow Account shall be distributed by the Escrow Agent (i) following the Closing, to Purchaser, or (ii) if the Agreement is terminated prior to the Closing, to Sellers or Purchaser, as applicable, in accordance with Section 10.2. Any portion of the Deposit Escrow Funds released to Purchaser in accordance with the terms of this Agreement and the Bidding Procedures Order shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any Seller. At the Closing, (i) the Earnest Deposit shall be credited against the Purchase Price and distributed by the Escrow Agent to Sellers; and (ii) Purchaser will pay to Sellers by wire transfer of immediately available funds to an account specified in writing by Sellers an amount equal to the Purchase Price minus the Earnest Deposit.

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Section 3.2      Withholding of Tax. Purchaser shall be entitled to deduct and withhold any amounts Purchaser reasonably believes that it is required to deduct and withhold under any applicable Tax Law in connection with payments to be made by Purchaser pursuant to the terms of this Agreement; provided, that, if Purchaser believes that any such deduction or withholding of Tax (other than any deduction or withholding as a result of the failure to provide a W-9 for Sellers in compliance with Section 4.2(a)(vi)) is required with respect to any payment under this Agreement, then Purchaser shall give written notice to Sellers describing the basis for such withholding in reasonable detail at least five (5) Business Days prior to making such payment and Purchaser shall provide Sellers with a reasonable opportunity to provide any applicable certificate, form or documentation that would reduce or eliminate the requirement to deduct and withhold Tax with respect to such payment, and Purchaser shall otherwise cooperate with Sellers and take such steps as Sellers may reasonably request to reduce or eliminate such withholding obligation to the extent permitted by applicable Law. Such withheld amounts will be treated for all purposes of this Agreement as having been paid to Sellers by Purchaser to the extent such amounts have been timely paid to the appropriate Tax authority.

Section 3.3      Allocation of Consideration. The Purchase Price, the Assumed Liabilities, and any other items required to be treated as consideration for U.S. federal income Tax purposes will be allocated among the Acquired Assets for all Tax purposes in accordance with section 1060 of the Code and the Treasury Regulations promulgated thereunder in a manner consistent with the principles set forth on Schedule 3.3 (the “Allocation Principles”). Within five (5) days of the Closing Date, Purchaser shall provide to Sellers a draft allocation in a manner consistent with the Allocation Principles for Sellers’ review and comment. If Sellers do not provide Purchaser a written objection to the draft allocation within five (5) days of receipt, the draft allocation shall be deemed to be agreed upon by the parties. If Sellers propose changes to the draft allocation within such five (5)-day period, Sellers and Purchaser shall negotiate in good faith to amend any aspects of the allocation in dispute; provided, however, that if Sellers and Purchaser are unable to resolve any dispute with respect to the allocation within five (5) days after the date Purchaser received notice of Sellers’ objection, such dispute shall be resolved by the Independent Accountant. The findings of the Independent Accountant shall be final, binding and conclusive on Sellers and Purchaser. The fees and expenses of the Independent Accountant shall be borne by Purchaser, on the one hand, and Sellers, on the other hand, in inverse proportion as they may prevail on the matters resolved by the Independent Accountant, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and which proportionate allocation shall be conclusively determined by the Independent Accountant. Purchaser and Sellers shall (a) complete and file IRS Form 8594 with their respective U.S. Federal income Tax Returns consistent with such allocation for the taxable year in which the Closing occurs, and (b) not take any position (and cause their respective Affiliates to not take any position) on any Tax Return, before any Governmental or Regulatory Authority charged with the imposition, assessment or collection of Taxes, or in any judicial proceeding, that is in any manner inconsistent with the terms of such allocation, as finally determined; provided, however, that (i) no party hereto shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connection with such allocation and (ii) the allocation shall not be binding upon Sellers for purposes of any plan filed in connection with the Bankruptcy Cases and shall not, and shall not be interpreted to, have any effect on any distributions to Sellers’ creditors or equityholders. Notwithstanding any other provision of this Agreement, the terms and provisions of this Section 3.3 shall survive the Closing without limitation.

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Article IV

Closing Matters

Section 4.1      Closing. Upon the terms and subject to the conditions of this Agreement, the Closing will take place beginning at 10:00 a.m. (local time) remotely by electronic transmissions or, in the event that the parties deem an in-person Closing necessary, at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019-6064, on the second Business Day after the satisfaction (or waiver by the party for whose benefit such conditions exist) of all conditions described in Article IX that are required to be satisfied prior to the Closing (other than actions to be taken or items to be delivered at Closing as set forth herein, but subject to the satisfaction or waiver of such conditions), or at such other time, date, and place as the parties may mutually agree in writing (the “Closing Date”). All documents delivered and all transactions consummated at the Closing will be deemed for all purposes to have been delivered and consummated effective as of the Effective Time.

Section 4.2      Deliveries at Closing.

(a)            Deliveries of Seller. At the Closing, each Seller will deliver or cause to be delivered to Purchaser the following, as applicable:

(i)             the General Assignment, substantially in the form attached hereto as Exhibit B, duly executed by each Seller;

(ii)            the Assumption Agreement, substantially in the form attached hereto as Exhibit A, duly executed by each Seller;

(iii)            any physical Acquired Assets within the control or possession of Seller or its Affiliates (which will be made available to Purchaser and delivered to a location as reasonably specified by Purchaser);

(iv)            all certificates of title or origin (or similar documents), duly endorsed with respect to any material vehicles or other equipment included in the Acquired Assets for which a certificate of title or origin is required to transfer title;

(v)            a W-9 for such Seller;

(vi)            a joint written instruction to the Escrow Agent instructing the release of the Earnest Deposit to Sellers; and

(vii)            all other instruments of conveyance and transfer executed by the applicable Seller, in form and substance reasonably acceptable to Purchaser, as may be necessary to convey the Acquired Assets to Purchaser free and clear of all Liens, Liabilities (other than Assumed Liabilities) and other Interests (except Permitted Encumbrances), provided, however, that the Sale Order shall be the only required document to evidence the conveyance and transfer free and clear of such Liens, Liabilities and other Interests.

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(b)            Deliveries by Purchaser. At the Closing, Purchaser shall pay all Cure Amounts to the applicable counterparties and will deliver or cause to be delivered to Sellers the following:

(i)            an amount equal to (i) the Cash Component Price minus (ii) the Earnest Deposit, as provided in Section 3.1(b), by wire transfer of immediately available funds to the accounts specified by the Sellers;

(ii)            a joint written instruction to the Escrow Agent instructing the release of the Earnest Deposit to Sellers;

(iii)            the Assumption Agreement, substantially in the form attached hereto as Exhibit A, duly executed by Purchaser;

(iv)            a certificate of good standing of Purchaser from the Delaware Secretary of State as to Purchaser, that will be dated not more than ten (10) days prior to the Closing Date;

(v)            copies of resolutions of the governing body of Purchaser authorizing the execution, delivery and performance of this Agreement and the Related Agreements; and

(vi)            all required Transfer Tax stamps and transfer forms (if any), unless under applicable Law such Transfer Tax stamps or duly stamped transfer forms are only available post-Closing (in which case such Transfer Tax stamps or duly stamped transfer forms shall be delivered to Sellers promptly and in any event no later than five (5) Business Days after receipt thereof by Purchaser).

Section 4.3      Further Assurances and Cooperation.

(a)            Further Assurances. Subject to the terms and conditions of this Agreement, from time to time after the Closing through the date on which the Bankruptcy Cases are closed, at a party’s reasonable request and without further consideration, and solely at the cost and expense of the requesting party, the other party will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation, and assumption, and provide such materials and information and take such other actions as the other party may reasonably deem necessary or desirable in order to more effectively transfer, convey and assign to Purchaser all of the Acquired Assets and/or in order to more effectively effect the assumption by Purchaser of the Assumed Liabilities.

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(b)            Access to Information and Books and Records. During the period from the Execution Date to the Closing Date, Sellers shall provide Purchaser with reasonable access, during normal business hours and upon reasonable notice, to information reasonably requested by Purchaser and solely to the extent related to the Acquired Assets and Assumed Liabilities, except as otherwise prohibited by applicable Laws. For a period of twelve (12) months following the Closing (or until the earlier liquidation or dissolution of Sellers), Sellers will afford Purchaser, and its Representatives, during normal business hours and upon reasonable prior notice, reasonable access to the Excluded Books and Records and the right to make copies and extracts therefrom to the extent that such access may be reasonably required by Purchaser in connection with (i) the preparation of Tax Returns, (ii) any Tax audit, Tax protest, or other proceeding relating to Taxes, (iii) the making of any election related to Taxes, (iv) compliance with the requirements of any Governmental or Regulatory Authority, or (v) any actual or threatened third party action or proceeding. Neither Seller may, for a period of seven (7) years after the Effective Time, destroy or otherwise dispose of any such books, records and other data unless such party will first offer in writing to surrender copies of such books, records and other such data to Purchaser and Purchaser has not agreed in writing to take possession thereof during the ten (10) day period after such offer is made, provided Sellers’ motion to close or dismiss the Bankruptcy Cases shall be deemed to constitute notice to Purchaser of Sellers’ intention to destroy all books, records and data in connection with the Acquired Assets and its offer to surrender such books, records and data to Purchaser.

(c)            If, in order to properly prepare its Tax Returns or other documents or reports required to be filed with any Governmental or Regulatory Authority, it is necessary that either Purchaser or Sellers be furnished with additional information, documents or records relating to the Acquired Assets or the Assumed Liabilities not referred to in Section 4.3(b), and such information, documents or records are in the possession or control of the other party, such other party will use its Reasonable Efforts to furnish or make available such information, documents or records (or copies thereof) at the recipient’s reasonable request and at recipient’s cost and expense. Notwithstanding the foregoing, this Section 4.3 shall not require any Seller to permit any access to, or to disclose (i) any information that, in the reasonable, good faith judgment (after consultation with counsel, which may be in-house counsel) of Sellers, is reasonably likely to result in any violation of any legal requirement or any Contract to which a Seller is a party or cause any privilege (including attorney-client privilege) or work product protection that a Seller would be entitled to assert to be waived or (ii) if any Seller, on the one hand, and Purchaser, on the other hand, are adverse parties in a litigation, any information that is reasonably pertinent thereto.

Article V

Representations and Warranties

Section 5.1      Representations and Warranties of Seller. Except as set forth in (a) the Seller Disclosure Schedules or (b) any forms, reports, schedules, statements or other documents filed by a Seller and available on the Securities and Exchange Commission’s Electronic Data Gathering Analysis and Retrieval System (excluding statements in any “Risk Factors” sections and any disclosure of risks included in any “forward-looking statements” disclaimer to the extent that such statement or disclosure is cautionary, predictive or forward-looking in nature), each Seller represents and warrants to Purchaser as set forth in this Section 5.1. The Seller Disclosure Schedules will be arranged in paragraphs corresponding to the lettered and numbered Paragraphs contained in this Agreement (as to which Purchaser acknowledges and agrees that any matter disclosed pursuant to a section, subsection, paragraph or subparagraph of the Seller Disclosure Schedules shall be deemed to modify the respective representations and warranties in this Section 5.1, in each case, solely to the extent that it is reasonably apparent on the face of the disclosure that the disclosure in one section of the Seller Disclosure Schedules is applicable to such other section of the Seller Disclosure Schedules):

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(a)            Organization and Existence. Such Seller is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware, with full power and authority to own, lease, and operate the Acquired Assets, as applicable, and to carry on its business as and where such assets are now owned or leased and its business is now conducted, subject to the Bankruptcy Cases. The states in which such Seller is required by law to be qualified to do business as a foreign company are set forth on Section 5.1(a) of the Seller Disclosure Schedules, and such Seller is qualified to do business as a foreign company in each such state.

(b)            Authority and Approval. Such Seller has the power to enter into this Agreement and each of the Related Agreements to which it is a party, subject to entry of the Sale Order by the Bankruptcy Court, and to perform its obligations hereunder and thereunder. The execution, delivery and performance by such Seller of this Agreement and the Related Agreements to which it is to be a party, and the consummation by such Seller of the transactions contemplated herein and therein, have been duly authorized by all required corporate action on the part of such Seller. This Agreement has been duly executed and delivered by such Seller, and when executed and delivered by such Seller, the Related Agreements to which it is a party will have been duly executed and delivered by such Seller, subject to the Bankruptcy Cases. This Agreement is, and each of the Related Agreements to which such Seller is a party when executed and delivered by such Seller, subject to entry of the Sale Order by the Bankruptcy Court, will be, the valid and binding obligations of such Seller, enforceable against such Seller, in accordance with their respective terms, except as may be limited by the Bankruptcy Cases.

(c)            No Conflict. The execution and delivery by such Seller of this Agreement and each of the Related Agreements to which it is to be a party, and such Seller’s compliance with the terms and conditions hereof and thereof, and the consummation by such Seller of the transactions contemplated hereby and thereby, do not and will not (i) conflict with, or require the consent of any Person that has not been obtained under such Seller’s Organizational Documents, (ii) subject to entry of the Sale Order, obtaining the authorizations referred to in Section 5.1(d) of the Seller Disclosure Schedules and excluding any Antitrust Law, violate or breach in any material respect any provision of, or require any consent, authorization, or approval under, any Law or Order applicable to such Seller, the Acquired Assets or the Assumed Liabilities, (iii) subject to entry of the Sale Order, and except as set forth in Section 5.1(c) of the Seller Disclosure Schedules, violate, conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), accelerate or permit the acceleration of the performance required by, or require any consent, authorization, or approval under, any Transferred Contract to which such Seller is a party or by which such Seller is bound or to which any of its assets or properties are subject, except to the extent excused or stayed by the Bankruptcy Cases or (iv) result in the creation of any Lien upon the Acquired Assets other than Permitted Encumbrances and Liens created by Purchaser; provided, however, that no representation or warranty is made in the foregoing clauses (ii) through (iv) with respect to matters that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

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(d)            Governmental Approvals and Filing. Except (i) as set forth in Section 9.3(b) or as disclosed in Section 5.1(d) of the Seller Disclosure Schedules, (ii) with respect to any Antitrust Law, and (iii) the entry of the Sale Order, no consent, authorization, approval or action of, filing with, notice to, or exemption from any Governmental or Regulatory Authority on the part of such Seller is required in connection with the execution, delivery and performance of this Agreement or any Related Agreements to which such Seller is to be a party or the consummation of the transactions contemplated hereby or thereby, except where the failure to obtain any such consent, approval or action, to make any such filing, to give any such notice or obtain any such exemption would not be reasonably expected to (x) have a material adverse effect on such Seller or (y) materially adversely affect the validity or enforceability against such Seller of this Agreement or such Related Agreements or materially adversely affect the ability of such Seller to consummate the transactions contemplated by this Agreement.

(e)            Legal Proceedings. Section 5.1(e) of the Seller Disclosure Schedules contains a complete and accurate description (including the case caption and case number where available) of each material Action to which such Seller is currently or in the last year had been a party arising out of or in relation to the Acquired Assets. Except as disclosed in Section 5.1(e) of the Seller Disclosure Schedules or on the Bankruptcy Case docket, there is no: (i) pending or, to Seller’s Knowledge, written threatened Action or Order of any Governmental or Regulatory Authority, in each case relating to such Seller or any of the Acquired Assets, in each case that would reasonably be expected (x) to have a Material Adverse Effect or (y) to adversely affect the validity or enforceability of this Agreement or any of the Related Agreements against such Seller or adversely affect the ability of such Seller to consummate the transactions contemplated by this Agreement; or (ii) Orders outstanding against such Seller that would adversely affect the ability of such Seller to consummate the transactions contemplated by this Agreement or that are otherwise related to such Seller or the Acquired Assets.

(f)            Compliance with Laws and Orders. Except as set forth in Section 5.1(f) of the Seller Disclosure Schedules, there is no unresolved material violation of or default under any Law or Order applicable to the Acquired Assets or the Assumed Liabilities, in each case, other than as a result of the Bankruptcy Cases or stayed by the Bankruptcy Court. Such Seller is in compliance in all material respects with all applicable Laws related to the Acquired Assets or the Assumed Liabilities.

(g)            Title. Except as set forth in Section 5.1(g) of the Seller Disclosure Schedules, Sellers have good and marketable title to, or a valid leasehold interest in and right to use, all Acquired Assets, in each case, free and clear of all Liens other than Permitted Encumbrances, Liens relating to any Assumed Liabilities, or Liens that will be released at the Closing Date.

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(h)            Contracts.

(i)            Section 5.1(h)(i) of the Seller Disclosure Schedules sets forth a true, correct and complete list of the Transferred Contracts.

(ii)            True, correct and complete copies of Transferred Contracts (including any amendments, supplements, restatements or modifications thereto) have been made available to Purchaser. Pursuant to entry of the Sale Order and payment of all Cure Amounts, each Transferred Contract is in full force and effect, is fully assignable without the consent of any Person, except as set forth on Section 5.1(h)(ii) of the Seller Disclosure Schedules, and is valid, binding and enforceable in accordance with its terms as to such Seller and, to Seller’s Knowledge, the other parties thereto. Other than the payment of Cure Amounts, such Seller has performed and is performing all obligations required to be performed by it under the Transferred Contracts. Except as set forth in Section 5.1(h)(ii) of the Seller Disclosure Schedules, no material default or material breach of a Transferred Contract exists on the part of such Seller or, to Seller’s Knowledge, on the part of any other Person under any such Transferred Contract, and no condition or event has occurred that, after notice or lapse of time, or both, would constitute a material default or material breach of such Transferred Contracts. No party to a Transferred Contract has notified such Seller in writing that such party intends to cancel or otherwise terminate such Transferred Contract, or, to Seller’s Knowledge, has taken any action or threatened to take any action with respect of an amount paid or payable to such Seller pursuant to such Transferred Contract.

(i)            Brokers. Except as set forth in Section 5.1(j) of the Seller Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage commission, finder’s fee or similar payment in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Sellers.

(j)            Taxes. Except as otherwise set forth in Section 5.1(k) of the Seller Disclosure Schedules:

(i)            All material Tax Returns required to be filed with respect to the Acquired Assets have been timely filed and all such Tax Returns are true, accurate and complete in all material respects to the extent that failure to file such a Tax Return, or the failure of any such Tax Return to be true, accurate and complete, could reasonably be expected to give rise to a Lien on any Acquired Asset following the Closing.

(ii)            All material Taxes with respect to the Acquired Assets that are due and payable have been duly and timely paid to the extent that failure to pay such Taxes could reasonably be expected to give rise to a Lien on any Acquired Asset following the Closing.

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(iii)            There is no claim, audit, action, suit, investigation or other proceeding pending or threatened in writing against, or with respect to, a material amount of Taxes relating to the Acquired Assets to the extent that the outcome of such proceeding could reasonably be expected to give rise to a Lien on any Acquired Asset following the Closing.

(k)            No Material Adverse Change. Except as described in Section 5.1(l) of the Seller Disclosure Schedules, except as a result of the Bankruptcy Cases, since the Petition Date until the Execution Date:

(i)            There has not occurred any event or condition that, individually or in the aggregate, has had or is reasonably expected to have a Material Adverse Effect;

(ii)            Such Seller has not cancelled, compromised, waived or released any right or claim (or series of related rights and claims) related to the Acquired Assets except in the Ordinary Course of Business or pursuant to an Order of the Bankruptcy Court; and

(iii)            Such Seller has not made any agreement to do any of the foregoing.

(l)            Warranties Exclusive. EXCEPT AS EXPRESSLY SET FORTH IN THIS Section 5.1, SUCH SELLER MAKES NO REPRESENTATION OR WARRANTY, STATUTORY, EXPRESS OR IMPLIED, WRITTEN OR ORAL, AT LAW OR IN EQUITY, IN RESPECT OF ANY OF ITS ASSETS (INCLUDING THE ACQUIRED ASSETS), LIABILITIES (INCLUDING THE ASSUMED LIABILITIES), OR THE BUSINESS, INCLUDING, WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, OR NON-INFRINGEMENT, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED AND NONE SHALL BE IMPLIED AT LAW OR IN EQUITY. NEITHER SUCH SELLER NOR ANY OTHER PERSON, DIRECTLY OR INDIRECTLY, HAS MADE OR IS MAKING, ANY REPRESENTATION OR WARRANTY, WHETHER WRITTEN OR ORAL, REGARDING THE PRO-FORMA FINANCIAL INFORMATION, FINANCIAL PROJECTIONS OR OTHER FORWARD-LOOKING STATEMENTS OF SUCH SELLER OR THE BUSINESS.

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Section 5.2      Representations and Warranties of Purchaser. Except as set forth in the Purchaser Disclosure Schedules, Purchaser makes the following representations and warranties to Sellers as set forth in this Section 5.2. The Purchaser Disclosure Schedules will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 5.2 (as to which each Seller acknowledges and agrees that any matter disclosed pursuant to a section, subsection, paragraph or subparagraph of the Purchaser Disclosure Schedules shall be deemed disclosed for all other purposes of the Purchaser Disclosure Schedules as and to the extent the content or context of such disclosure makes it reasonably apparent, if read in the context of such other section, subsection, paragraph or subparagraph of the Purchaser Disclosure Schedules, that such disclosure is applicable to such other section, subsection, paragraph or subparagraph of the Purchaser Disclosure Schedules):

(a)            Organization and Existence. Purchaser is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware, with full power and authority to own, lease and operate its business and properties and to carry on its business as and where such properties and assets are now owned or leased and such business is now conducted.

(b)            Authority and Approval. Purchaser has the power to enter into this Agreement and each of the Related Agreements to which it is to be a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Purchaser of this Agreement and the Related Agreements to which it is to be a party, and the consummation by Purchaser of the transactions contemplated herein and therein, have been duly authorized by all required action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and, when executed and delivered by Purchaser, the Related Agreements to which Purchaser is to be a party will have been duly executed and delivered by Purchaser. This Agreement is, and each of the Related Agreements to which Purchaser is to be a party when executed and delivered by Purchaser, will be, the valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as may be limited by the Bankruptcy Cases.

(c)            No Conflict. The execution and delivery by Purchaser of this Agreement and each of the Related Agreements to which it is to be a party, and Purchaser’s compliance with the terms and conditions hereof and thereof, and the consummation by Purchaser of the transactions contemplated hereby and thereby, do not and will not (i) conflict with any of, or require any consent of any Person that has not been obtained under, Purchaser’s Organizational Documents, (ii) subject to entry of the Sale Order and obtaining the authorizations referred to in Section 5.2(d) of the Purchaser Disclosure Schedules, violate or breach in any material respect any provision of, or require any consent, authorization, or approval under, any Law or any Order applicable to Purchaser, (iii) result in a violation or breach of any provision of any Law or Order applicable to Purchaser, (iv) violate, conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), accelerate or permit the acceleration of the performance required by, or require any consent, authorization, or approval under, any Transferred Contract or any other Contract to which Purchaser is a party or by which it is bound or to which any of its assets or property is subject or (v) result in the creation of any Lien upon the assets or property of Purchaser, except in each case as would not reasonably be expected to have a material adverse effect on Purchaser or materially adversely affect the validity or enforceability of this Agreement against Purchaser or materially adversely affect the ability of Purchaser to consummate the transactions contemplated by this Agreement.

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(d)            Governmental Approvals and Filing. Except as disclosed in Section 5.2(d) of the Purchaser Disclosure Schedules, no consent, authorization, approval or action of, filing with, notice to, or exemption from any Governmental or Regulatory Authority on the part of Purchaser is required in connection with the execution, delivery and performance of this Agreement or any Related Agreements to which Purchaser is to be a party or the consummation of the transactions contemplated hereby or thereby, except where the failure to obtain any such consent, approval or action, to make any such filing, to give any such notice or obtain any such exemption would not be reasonably expected to (i) have a material adverse effect on Purchaser or (ii) materially adversely affect the validity or enforceability against Purchaser of this Agreement or such Related Agreements or materially adversely affect the ability of Purchaser to consummate the transactions contemplated by this Agreement.

(e)            Legal Proceedings.

(i)            Purchaser has received no written notice that there are any lawsuits or arbitrations pending or threatened against Purchaser as would reasonably be expected (x) to have a material adverse effect on Purchaser, (y) to materially adversely affect the validity or enforceability of this Agreement or any of the Related Agreements against Purchaser or materially adversely affect the ability of Purchaser to consummate the transactions contemplated by this Agreement, or (z) result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement; and

(ii)            Purchaser has received no written notice that there are any Orders outstanding against Purchaser that would be reasonably expected to have a material adverse effect on Purchaser or materially adversely affect the ability of Purchaser to consummate the transactions contemplated by this Agreement.

(f)            Brokers. No broker, finder or investment banker is entitled to any brokerage commission, finder’s fee or similar payment in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser.

(g)            Financial Resources. Purchaser has, and will have available at the Closing, funds sufficient to pay in full the Purchase Price, the Cure Amounts and the fees and expenses related to the transactions contemplated by this Agreement in cash. Purchaser knows of no circumstance or condition that could be reasonably expected to prevent the availability at Closing of such funds. Purchaser acknowledges and agrees that notwithstanding anything to the contrary contained herein, its obligation to consummate the transactions contemplated hereby is not subject to Purchaser or any of its Affiliates obtaining any financing.

(h)            No Conflicting Contracts. Except as set forth in Section 5.2(h) of the Purchaser Disclosure Schedules, neither Purchaser nor any of its Affiliates is a party to any Contract involving the operation, management or ownership of a business similar to any portion of the Proterra Transit Business Unit that would reasonably be expected to cause a delay in any Governmental or Regulatory Authority’s granting of any required or necessary approval or authorization in connection with the transactions contemplated hereby, and neither Purchaser nor any of its Affiliates has any plans, or engaged in any discussions, to enter into any such Contract prior to the Closing Date.

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(i)            Qualification. There exist no facts or circumstances that would cause, or be reasonably expected to cause, Purchaser and/or its Affiliates not to qualify as “good faith” purchasers under Section 363(m) of the Bankruptcy Code.

(j)            Opportunity for Independent Investigation; No Other Representations. Prior to its execution of this Agreement, Purchaser has conducted to its satisfaction an independent investigation and verification of the current condition and affairs of the Acquired Assets, including the condition, the cash flow and the prospects of the Acquired Assets and Assumed Liabilities. In making its decision to execute this Agreement and to purchase the Acquired Assets and assume the Assumed Liabilities, Purchaser has relied and will rely solely upon the results of such independent investigation and verification and the terms and conditions of this Agreement. Purchaser acknowledges and agrees that: (a) it has had the opportunity to visit with Sellers and meet with its Representatives to discuss the Acquired Assets and Assumed Liabilities, and their condition, cash flows and prospects, (b) all materials and information requested by Purchaser have been provided to Purchaser to Purchaser’s satisfaction and Purchaser is fully familiar with all such materials (including such documents and information found in the electronic data room and the Confidential Information) and information, including all terms and conditions, obligations and liabilities pursuant to, and arising under, all Transferred Contracts and (c) except as expressly set forth in Section 5.1, neither Sellers nor any Affiliate thereof makes any representation or warranty, express or implied, written or oral, as to the Acquired Assets or the Assumed Liabilities or any other matter. Purchaser acknowledges that the Acquired Assets are being transferred on an “AS IS, WHERE IS” basis.

(k)            Disclaimer Regarding Projections. Purchaser may be in possession of certain projections and other forecasts regarding the Acquired Assets and the Assumed Liabilities and any expansions or other development opportunities relating thereto or otherwise, including projected financial statements, cash flow items and other data, and certain business plan information of the Acquired Assets and the Assumed Liabilities and any expansions or other development opportunities relating thereto or otherwise. Purchaser acknowledges that there are substantial uncertainties inherent in attempting to make such projections and other forecasts and plans, and that Purchaser is familiar with such uncertainties. Accordingly, Purchaser acknowledges that neither Sellers nor any of their Affiliates, Representatives, agents or advisors has made any representation or warranty, express or implied, written or oral, with respect to such projections and other forecasts and plans.

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Article VI

Regulatory Matters

Purchaser hereby covenants and agrees with Sellers, and each Seller hereby covenants and agrees with Purchaser, in each case, as follows:

Section 6.1      Regulatory Filings. Subject to the terms and conditions of this Agreement, each party shall use Reasonable Efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Laws to consummate the transactions contemplated by this Agreement.

Section 6.2      Objections or Other Challenges. If (a) any objections are asserted with respect to the transactions contemplated hereby under any Law or if any suit is instituted by any Governmental or Regulatory Authority or any private party challenging any of the transactions contemplated hereby as violating any Law, or (b) any filing made pursuant to Section 6.1 is reasonably likely to be rejected or conditioned by any Governmental or Regulatory Authority, each party hereto shall use Reasonable Efforts to resolve such objections or challenge such Governmental or Regulatory Authority or private party may have to such transactions, including to vacate, lift, reverse or overturn any Order, whether temporary, preliminary or permanent, so as to permit consummation of the transactions contemplated by this Agreement. In furtherance of the foregoing, Purchaser shall undertake promptly any and all actions required to complete lawfully the transactions contemplated by this Agreement prior to the Outside Closing Date, including by (i) responding to and complying with, as promptly as reasonably practicable, any request for information or documentary material regarding the transactions from any relevant Governmental or Regulatory Authority (including responding to any “second request” for additional information or documentary material under applicable Law as promptly as reasonably practicable), (ii) causing the prompt expiration or termination (including requesting early termination and/or approvals thereof) of any applicable waiting period and clearance or approval by any relevant Governmental or Regulatory Authority, including defense against, and the resolution of, any objections or challenges, in court or otherwise, by any relevant Governmental or Regulatory Authority preventing consummation of the transactions and (iii) making any necessary post-Closing filings or proffering and consenting to a governmental order providing for the sale or other disposition, or the holding separate, of particular Acquired Assets, categories of Acquired Assets or lines of business, of the Acquired Assets or of any other assets or lines of business of Purchaser or any of its Affiliates in order to mitigate or otherwise remedy any requirements of, or concerns of, any Governmental or Regulatory Authority, or proffering and consenting to any other restriction, prohibition or limitation on any of its assets, the Acquired Assets, Purchaser or any of Purchaser’s Affiliates, in order to mitigate or remedy such requirements or concerns, in each case conditioned on consummation of the transactions contemplated hereby. The entry by any Governmental or Regulatory Authority in any legal proceeding of a governmental order permitting the consummation of the transactions contemplated hereby but which is subject to certain conditions or requires Purchaser or any of its Affiliates to take any action, including any restructuring of the Acquired Assets or lines of business of Purchaser or any of its Affiliates or any changes to the existing business of Purchaser or any of its Affiliates, shall not be deemed a failure to satisfy the conditions specified in Article IX. Purchaser further agrees that neither it nor any of its Affiliates shall, prior to Closing, acquire, market, operate or control, nor enter into any other Contract to acquire, market, operate or control, any business similar to any portion of the Proterra Transit Business Unit if the proposed acquisition or ability to market, operate or control such business could reasonably be expected to increase the market power attributable to Purchaser and/or its Affiliates in a manner materially adverse to approval of the transactions contemplated by this Agreement or that would reasonably be expected to prevent or otherwise materially interfere with, or materially delay the consummation of the transactions contemplated by, this Agreement.

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Article VII

Certain Covenants

Section 7.1      Conduct of Business Pending Closing. Except (1) those matters set forth in Section 7.1 of the Seller Disclosure Schedules, (2) as otherwise expressly contemplated by this Agreement, (3) as required by applicable Law or any Governmental or Regulatory Authority, or (4) with the written consent of Purchaser (which consent will not be unreasonably withheld, conditioned or delayed), during the period from the Execution Date to the Closing Date, each Seller will:

(a)            use its Reasonable Efforts to comply with all Laws applicable to the conduct of the Proterra Transit Business Unit to the extent relating to the Acquired Assets or the ownership and use of the Acquired Assets, in each case, except as would not reasonably be expected to have a Material Adverse Effect;

(b)            not sell, assign, transfer, convey, license or dispose of (including by waiver or release) any of the Transferred Contracts or, other than in the Ordinary Course of Business, other material Acquired Assets;

(c)            not cancel, terminate, fail to renew or amend, modify or change, in any material respect, any material Permit, in each case, to the extent required to perform its material obligations under the Transferred Contracts;

(d)            not amend, supplement or modify in any material respect, terminate (other than with cause) or waive any material term under, exercise any material option under or give any material consent with respect to any material Transferred Contract, in each case, other than in the Ordinary Course of Business;

(e)            not institute, settle or consent to any material litigation, arbitration or other proceeding (whether at law or in equity) or Order arising out of or related to the Acquired Assets that would (i) become an Assumed Liability or (ii) have a material and adverse effect on Purchaser’s ownership, use or operation of, or the value of, the Acquired Assets after the Closing; and

(f)            not agree in writing to take any of the actions described above in clauses (a) through (e) of this Section 7.1.

Section 7.2      Efforts to Satisfy Closing Conditions. Each party to this Agreement will use their good-faith, reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to (a) satisfy all of the conditions set forth in Article IX; (b) comply promptly with all legal requirements that may be imposed on such party with respect to the transactions contemplated by this Agreement and, subject to the conditions set forth in Article IX, to consummate the transactions contemplated by this Agreement; and (c) make any required filing with or notification to, and obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental or Regulatory Authority and any other third party that is required to be made or obtained by it in connection with the transactions contemplated by this Agreement, including the Purchaser Required Approvals.

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Section 7.3      Assets Incapable of Transfer. To the extent that any Transferred Contract is not assignable or transferable without the consent of another Person and such consent requirement is not made unenforceable by the Bankruptcy Code, this Agreement will not constitute an assignment or transfer thereof, an attempted assignment or transfer thereof, or an agreement to effect such an assignment or transfer, if such assignment or transfer, attempted assignment or transfer, or agreement would constitute a breach thereof. Sellers will, prior to the Closing, use their Reasonable Efforts to obtain the consent of such other Person to the assignment or transfer of any such Transferred Contract to Purchaser in all cases in which (a) such consent is or may be required for such assignment or transfer and (b) such consent requirement is not made unenforceable by the Bankruptcy Code. Purchaser will, without additional cost or expense to Purchaser, cooperate with Sellers in their efforts to obtain such consents. If any such consent is not obtained prior to the Closing, Sellers shall use their Reasonable Efforts to cooperate with Purchaser in reasonable and lawful arrangements, to the extent reasonably practicable, designed to provide for Purchaser the benefits thereunder, including (a) adherence to reasonable procedures established by Purchaser for the immediate transfer to Purchaser of any payments or other funds received by Purchaser thereunder from the other party to the Transferred Contract for services performed by Purchaser after the Closing and (b) enforcement for the benefit of Purchaser of any and all rights of Sellers thereunder against the other party or parties thereto arising out of the breach or cancellation thereof by such other party or parties or otherwise. For purposes of clarification, Reasonable Efforts by Sellers will in no event require the payment of any money or permit, without the prior written consent of Purchaser, the amendment or modification of any material term or provision of any Transferred Contract, but Reasonable Efforts shall include appropriate filings by Sellers in the Bankruptcy Court seeking a determination that the Bankruptcy Code renders unenforceable the consent requirement in question. Notwithstanding the foregoing, failure to obtain any such consent will not give rise to Purchaser’s ability not to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the beneficial interest in and to the Transferred Contracts, to the fullest extent permitted by the relevant Transferred Contract and applicable Law, will pass to Purchaser.

Section 7.4      Discovery of Breach. Sellers shall promptly notify Purchaser if, prior to the Closing, Sellers conclude or discover that any of Sellers’ representations and warranties contained in this Agreement is not accurate in any material respect such that the conditions set forth in Article IX are incapable of being satisfied, which notice will summarize the reason for such conclusion. Purchaser shall promptly notify Sellers if, prior to the Closing, Purchaser concludes or discovers that any of Purchaser’s representations and warranties contained in this Agreement is not accurate in any material respect such that the conditions set forth in Article IX are incapable of being satisfied, which notice will summarize the reason for such conclusion.

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Section 7.5      Restricted Use of Confidential Information. Purchaser acknowledges and agrees that all information furnished to it in connection with this Agreement, the Related Agreements or the transactions contemplated hereby or thereby (i) is subject to the Confidentiality Agreement, the terms of which are incorporated herein by reference, and (ii) subject to Section 2 of the Confidentiality Agreement, constitutes Confidential Information. Notwithstanding anything to the contrary contained in the Confidentiality Agreement (including any expiration or termination thereof in accordance with its terms), the parties hereto agree that (A) during the period from the Execution Date to the Closing Date, Purchaser shall hold all Confidential Information in accordance with the obligations set forth in the Confidentiality Agreement (as if Purchaser were the Receiving Party thereunder) and (B) from and after the Closing Date, for a period of five (5) years, (x) Purchaser shall hold all Confidential Information, to the extent relating to any Excluded Assets or Excluded Liabilities in accordance with the confidentiality and non-use obligations set forth in the Confidentiality Agreement (as if Purchaser were the Receiving Party thereunder) and (y) Sellers shall hold all Confidential Information, to the extent relating to any Acquired Assets or Assumed Liabilities in accordance with the confidentiality and non-use obligations set forth in the Confidentiality Agreement (as if Sellers were the Receiving Party thereunder). If this Agreement is terminated for any reason prior to the Closing, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

Section 7.6      Review and Inspections. Subject to Section 4.3, during the period from the Execution Date to the Closing Date, upon reasonable advance written notice, Sellers will provide Purchaser and its Representatives and designees with reasonable access to Seller’s books, records, systems, system master data and transactional data and facilities and reasonably make appropriate accountants, attorneys and advisors available during normal business hours in order to permit Purchaser to complete its review of Sellers for purposes of facilitating the transfer to Purchaser of the Acquired Assets, and will reasonably promptly comply with any reasonable requests relating thereto made by or on behalf of Purchaser. The parties will use Reasonable Efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 7.6 in a manner so as to preserve the applicable privilege. Any party may share information with any other party on an “outside counsel only” basis. Nothing in this Agreement shall obligate the parties to share any information covered by the attorney client privilege, work product doctrine or other similar privilege. Sellers acknowledge that Purchaser’s review includes an assessment of and preparation for the efficient and orderly transition of the Acquired Assets to Purchaser, at and after and subject to the Closing.

Section 7.7      No Use of Sellers Brand. Purchaser shall, within sixty (60) days after the Closing Date, (a) cease use of the Sellers Brand and (b) change signage and stationery and otherwise discontinue public use of the Sellers Brand.

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Section 7.8      Background License. Effective as of the Closing, each Seller hereby grants to Purchaser and its Affiliates, or alternatively shall procure for Purchaser and its Affiliates from purchasers of the Business Units or assets of any Seller, a worldwide, fully paid-up, royalty-free, irrevocable, non-terminable, perpetual, sublicensable (including through multiple tiers), non-exclusive license under and to all Intellectual Property (excluding trademarks, websites and domain names) Licensable by a Seller or any of its Affiliates that is not an Acquired Asset and that is necessary for Purchaser and its Affiliates to perform their obligations under the Transferred Contracts as such contracts exist as of Closing, in each case solely in connection with the performance of Purchaser’s and its Affiliates’ obligations under the Transferred Contracts; provided, for the avoidance of doubt, in no event shall Purchaser or any sublicensee, transferee or assignee of the license granted pursuant to this Section 7.8 be used to compete with the Proterra Powered Business Unit as conducted prior to Closing. Purchaser or its Affiliates may assign and otherwise transfer such license, in whole or in part, following written notice to Volvo Battery Solutions LLC (8003 Piedmont Triad Parkway, Greensboro, North Carolina 27409, Attention: Gregory Higgins, Rikard Bentelius and Fredrik Brunell and an additional copy to Greenberg Traurig, LLP, 1000 Louisiana Street, Suite 1700 Houston, Texas 77002 Attention: Shari L. Heyen and David R. Eastlake) or its assignee, (a) to any lender or other financing source as collateral security following the Closing, (b) to an Affiliate or (c) in connection with any assignment, sale, merger, or other transfer of all or any part of the Acquired Business or a product or service line of the Acquired Business or any of its Affiliates (regardless of the form of transaction or series of transactions). All use of such licensed Intellectual Property by or under authority of Purchaser or its Affiliates (or their successors and assigns) from and after the Closing shall be on an “AS IS, WHERE IS” basis, with all faults and all express and implied representations and warranties disclaimed, and at their sole risk.

Article VIII

Intentionally Omitted.

Article IX

Conditions to Closing

Section 9.1      Conditions to the Obligations of Purchaser. The obligation of Purchaser to effect the Closing is subject to the satisfaction (or waiver by Purchaser) on the Closing Date of the following conditions:

(a)            Representations and Warranties. (i) Each of the Seller Fundamental Representations shall be true and correct in all material respects, in each case as of the Execution Date and as of the Closing as if made as of the Closing, except for such representations and warranties which are as of a specific date, which shall be true and correct in all material respects as of such date, and (ii) each of the representations and warranties of Sellers contained herein (other than the Seller Fundamental Representations) shall be true and correct in all respects (without giving effect to any limitation as to materiality or Material Adverse Effect), in each case as of the Execution Date and as of the Closing as if made as of the Closing, except for (x) changes permitted or contemplated hereby; (y) representations and warranties which are as of a specific date, which shall be true and correct as of such date, subject to the immediately following clause (z); or (z) where the failure to be so true and correct would not in the aggregate have a Material Adverse Effect or have a material adverse effect on the ability of Sellers to consummate the transactions contemplated hereby. Purchaser will have received a certificate from Sellers signed on behalf of each Seller by a duly authorized officer thereof with respect to the foregoing.

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(b)            Covenants. The covenants and agreements of Sellers to be performed on or prior to the Closing will have been duly performed in all material respects. Purchaser will have received a certificate from Sellers signed on behalf of each Seller by a duly authorized officer thereof with respect to the foregoing.

(c)            Related Agreements. Each Seller will have duly executed and delivered to Purchaser the Related Agreements to which such Seller is to be a party.

(d)            Seller’s Deliveries. Sellers will have delivered or caused to be delivered to Purchaser the items listed in Section 4.2(a) in form and substance as required herein.

(e)            Material Adverse Effect. Since the Execution Date, there shall not have occurred or been discovered any developments, circumstances or occurrences with regard to any of the Acquired Assets or the Assumed Liabilities, that, individually or in the aggregate, has had a Material Adverse Effect.

Section 9.2      Conditions to the Obligations of Sellers. The obligation of Sellers to effect the Closing is subject to the satisfaction (or waiver by Sellers) on the Closing Date of the following conditions:

(a)            Representations and Warranties. Each of the representations and warranties of Purchaser contained herein shall be true and correct in all material respects, in each case as of the Execution Date and as of the Closing as if made as of the Closing, except for such representations and warranties which are as of a specific date, which shall be true and correct in all material respects as of such date. Sellers will have received a certificate from Purchaser signed on behalf of Purchaser by a duly authorized officer thereof with respect to the foregoing.

(b)            Covenants. The covenants and agreements of Purchaser to be performed on or prior to the Closing will have been duly performed in all material respects. Sellers will have received a certificate from Purchaser signed on behalf of Purchaser by a duly authorized officer thereof with respect to the foregoing.

(c)            Receipt of Purchase Price. Sellers will have received from Purchaser an amount equal to (i) the Purchase Price minus (ii) the Earnest Deposit, as provided and in accordance with Section 3.1(b) of the Agreement. Sellers will have also received the Earnest Deposit from the Escrow Agent. Sellers shall have received evidence of the payment of the Cure Amounts.

(d)            Related Agreements. Purchaser will have duly executed and delivered to Sellers each of the Related Agreements to which Purchaser is a party.

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(e)            Purchaser’s Deliveries. Purchaser will have delivered or caused to be delivered to Sellers, to the extent not already set forth in Section 9.3(d), the items listed in Section 4.2(b).

Section 9.3      Conditions Precedent to Obligations of Purchaser and Sellers. The respective obligations of the parties to effect the Closing are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser and Sellers in whole or in part to the extent permitted by applicable Law):

(a)            there shall not be in effect any Order by a Governmental or Regulatory Authority (i) declaring this Agreement or any Related Agreement invalid or unenforceable in any respect or (ii) restraining, enjoining or otherwise prohibiting or making illegal the Closing, in each case, that is not stayed by the commencement of the Bankruptcy Cases or any Order of the Bankruptcy Court;

(b)            the Sale Order, together with any other Order of the Bankruptcy Court required to consummate the transactions contemplated hereby, shall have been entered by the Bankruptcy Court and each such Order (i) is not subject to any stay, and (ii) has not been vacated, reversed, or modified in a material matter with respect to Purchaser’s rights or protections thereunder without Purchaser’s prior written consent;

(c)            subject to the provisions of Section 7.3, the Sale Order shall approve and authorize the assumption and assignment of the Transferred Contracts and the Transferred Contracts shall have been actually assumed and assigned to Purchaser, subject to the payment of applicable Cure Amounts by Purchaser;

(d)            all Purchaser Required Approvals shall have been obtained and shall be in full force and effect; and

(e)            all conditions to the closing of the Sale under the Sale Order other than the Closing, shall have occurred or been waived pursuant to the terms of the Sale Order.

Section 9.4      Frustration of Closing Conditions. Purchaser may not rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by Purchaser’s failure to comply with the terms of this Agreement. Sellers may not rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by any Seller’s failure to comply with the terms of this Agreement.

Article X

Termination

Section 10.1      Termination. Subject to Section 10.2, this Agreement may be terminated at any time prior to the Closing Date:

(a)            by written agreement executed by each of Sellers and Purchaser;

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(b)            by Sellers by written notice to Purchaser, if the Closing has not occurred on or prior to the Outside Closing Date (unless, in each case, the failure to consummate the Closing by such date is due to the failure of a Seller to have fulfilled any of its obligations under this Agreement);

(c)            by either Purchaser, on the one hand, or Sellers, on the other hand, by written notice to the other, in the event that any Governmental or Regulatory Authority has issued a final, non-appealable Order or ruling or taken any other final, non-appealable action, or any applicable Law has been entered, adopted, enacted or promulgated, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement that is not stayed by the commencement of the Bankruptcy Cases or any order of the Bankruptcy Court;

(d)            by Sellers, by written notice to Purchaser, (i) in the event that, other than through the failure of a Seller to comply with its obligations under this Agreement, one or more of the conditions to Sellers’ obligation to effect the Closing is or becomes impossible to satisfy at any time after the Execution Date and Sellers have not waived such condition(s) or (ii) if neither Seller is in material breach of any terms of this Agreement, upon a material breach of a representation, warranty, or covenant on the part of Purchaser set forth in this Agreement such that a condition set forth in Section 9.2 or Section 9.3 would not reasonably be expected to be satisfied as of the time of such termination, and such breach is not capable of being cured or has not been cured within 30 days after Purchaser receives written notice thereof from Sellers;

(e)            by Purchaser, by written notice to Sellers, (i) in the event that, other than through the failure of Purchaser to comply with its obligations under this Agreement, one or more of the conditions to Purchaser’s obligation to effect the Closing is or becomes impossible to satisfy at any time after the Execution Date and Purchaser has not waived such condition(s) or (ii) if Purchaser is not in material breach of any terms of this Agreement, upon a material breach of a representation, warranty, or covenant on the part of a Seller set forth in this Agreement such that a condition set forth in Section 9.1 or Section 9.3 would not reasonably be expected to be satisfied as of the time of such termination, and such breach is not capable of being cured or has not been cured within 30 days after Seller receives written notice thereof from Purchaser;

(f)            by Purchaser, by written notice to Sellers, if the Sale Order entered by the Bankruptcy Court has been (A) vacated or reversed or (B) modified in a manner that is adverse to Purchaser in any material respect without Purchaser’s prior written consent;

(g)            by either Purchaser, on the one hand, or Sellers, on the other hand, by written notice to the other, if (i) Purchaser is not the Successful Bidder or Backup Bidder at the Auction, (ii) prior to Closing, the Bankruptcy Court enters an order dismissing or converting the Bankruptcy Cases to a case under Chapter 7 of the Bankruptcy Code or (iii) the Bankruptcy Court enters an Order denying approval of the Sale Order or represents at a Sale Hearing (as defined in the Bidding Procedures Order) or other hearing that the Bankruptcy Court will not approve entry of the Sale Order;

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(h)            by Purchaser, by written notice to Sellers, if, Sellers withdraw the request for authority to sell the Acquired Assets and assume and assign the Transferred Contracts; or

(i)            by Purchaser, by written notice to Sellers, if Sellers (i) move to voluntarily dismiss the Bankruptcy Cases or (ii) move for conversion of the Bankruptcy Cases to a case under chapter 7 of the Bankruptcy Code, in each case, unless the effectiveness thereof is to occur after the Closing.

Section 10.2      Effect of Termination. In the event of the termination of this Agreement in accordance with Section 10.1, this Agreement will thereafter become void and have no effect, and no party hereto will have any liability to the other party hereto or their respective Affiliates, directors, officers or employees, except for the obligations of the parties hereto contained in this Section 10.2, in Article XII and in Section 7.5; provided, however, that (a) if this Agreement is validly terminated by Purchaser prior to Closing pursuant to Section 10.1(e)(ii), Escrow Agent shall, within two (2) Business Days following the termination of this Agreement and without the requirement of any approval by the Bankruptcy Court, distribute the Deposit Escrow Funds to Purchaser and such distribution to Purchaser shall be Purchaser’s sole and exclusive remedy as a result of such termination, and (b) if this Agreement is validly terminated by Sellers or Purchaser prior to Closing for any reason other than by Purchaser pursuant to Section 10.1(e)(ii), Escrow Agent shall, within two (2) Business Days following the termination of this Agreement and without the requirement of any approval by the Bankruptcy Court, distribute the Deposit Escrow Funds to Sellers and Sellers shall be entitled to retain the Deposit Escrow Funds.

Article XI

Bankruptcy Matters

Section 11.1      Bankruptcy Cases. On the Petition Date, Sellers filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code, which cases are jointly administered under Case No. 23-11120 (BLS) (the “Bankruptcy Cases”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) as of the Execution Date.

Section 11.2      Bankruptcy Court Approvals.

(a)            Sellers and Purchaser acknowledge that this Agreement is subject to approval by the Bankruptcy Court by entry of the Sale Order.

(b)            If Purchaser is selected as the Successful Bidder or Backup Bidder pursuant to the Bidding Procedures Order, a list of the Transferred Contracts shall be attached to the Sale Order.

(c)            If the Sale Order or any other Orders of the Bankruptcy Court relating to the transactions contemplated by this Agreement shall be appealed by any Person (or if any petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing or re-argument shall be filed with respect to the Sale Order or other such Order), subject to rights otherwise arising from this Agreement, including each party’s respective right to terminate this Agreement pursuant to Section 10.1, Sellers and Purchaser shall use their Reasonable Efforts to oppose such appeal, petition or motion and obtain an expedited resolution of any such appeal, petition or motion.

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(d)            Purchaser and Sellers agree that from and after the date that the Auction is declared closed by Sellers, Sellers will not, directly or indirectly, and will not permit any of their respective Affiliates or Representatives (or Representatives of any of their respective Affiliates) to initiate contact with, or solicit or knowingly encourage submission of any inquiries, proposals or offers by, any Person with respect to an Alternative Transaction or otherwise facilitate any effort or attempt to make a proposal or offer to Sellers or any of their respective Affiliates or Representatives (or Representatives of any of their respective Affiliates) with respect to an Alternative Transaction. For the avoidance of doubt, Sellers will not, and will not permit any of their respective Affiliates or Representatives (or Representatives of any of their respective Affiliates) to, pursue or agree to any Alternative Transaction other than as expressly permitted by and in accordance with the Bidding Procedures Order; provided, that Sellers shall have the responsibility and obligation to respond to any inquiries or offers to purchase all or any part of the Acquired Assets and perform any and all other acts related thereto that are required under the Bankruptcy Code, fiduciary obligations, or other applicable law, including, supplying information relating to the Acquired Assets to prospective purchasers, notwithstanding any provisions of Section 7.5 hereof to the contrary.

Section 11.3      Further Filings and Assurances.

(a)            Purchaser agrees that it will promptly take such actions as are reasonably requested by Sellers to assist in obtaining entry of the Sale Order and a finding of adequate assurance of future performance by Purchaser, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Purchaser under the Transferred Contracts and demonstrating that Purchaser is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code. Without limiting the foregoing, Sellers and Purchaser shall each use Reasonable Efforts to cooperate to obtain a Sale Order finding that Purchaser is purchasing the Acquired Assets in good faith within the meaning of Section 363(m) of the Bankruptcy Code.

(b)            In the event the entry of the Sale Order shall be appealed, each party shall use its respective Reasonable Efforts to defend against such appeal, provided however, that nothing herein shall alter, amend or modify the conditions to Closing set forth in Section 9.3(b) hereof.

Section 11.4      Notice of Sale. Notice of the sale of Acquired Assets contemplated in this Agreement shall be served in accordance with the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, the Local Rules of the Bankruptcy Court and the Bidding Procedures Order.

Section 11.5      Free and Clear. The transfer of the Acquired Assets shall vest Purchaser with all right, title, and interest of Sellers in the Acquired Assets free and clear of any and all Liens, Liabilities and other Interests (other than Permitted Encumbrances and Assumed Liabilities) pursuant to Sections 363(f) and/or 1123(b)(4) of the Bankruptcy Code, whether arising by statute or otherwise and whether arising before or after the commencement of the Bankruptcy Cases, whether known or unknown, including Interests of or asserted by any of the creditors, vendors, employees, suppliers, or lessors of Sellers or any other third party; provided, that any and all such Liens, Liabilities and other Interests shall attach to the net proceeds of the Purchase Price, with the same priority, validity, force, and effect as they now have against the Acquired Assets. Purchaser shall not be liable for any liability for any Lien, Liability or other Interest, other than the Assumed Liabilities and Permitted Encumbrances.

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Section 11.6      Transfer Tax Exemption. The transactions contemplated herein shall be exempt from Transfer Tax to the fullest extent available in accordance with Section 1146 of the Bankruptcy Code.

Article XII

Miscellaneous

Section 12.1      Survival. All covenants and agreements contained herein which by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the Closing shall, solely to the extent such covenants and agreements are to be performed, or prohibit actions, subsequent to the Closing, survive the Closing in accordance with their terms until fully performed or satisfied. All other covenants and agreements contained herein, and all representations and warranties contained herein or in any certificated deliveries hereunder, in each case shall not survive the Closing and shall thereupon terminate and be of no further force or effect, including any actions for damages in respect of any breach or inaccuracy thereof.

Section 12.2      Governing Law and Jurisdiction. Except to the extent governed by the Bankruptcy Code, this Agreement will be governed by and be construed in accordance with the Laws of the State of Delaware, without regard however to the conflicts of laws principles thereof. Without limiting any party’s right to appeal any Order of the Bankruptcy Court, (a) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes that may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby, including, but not limited to, the assumption and assignment of the Transferred Contracts and (b) any and all legal proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the parties hereto hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive notices at such locations pursuant to Section 12.3 hereto. To the extent not prohibited by applicable Law or Bankruptcy Court rule, each party hereby waives and agrees not to assert, by way of motion, as a defense or otherwise in any such proceeding, any claim (i) that it is not subject to the jurisdiction of the Bankruptcy Court, (ii) that the proceeding is brought in an inconvenient forum, (iii) that it is immune from any legal process with respect to itself or its property, (iv) that the venue of the proceeding is improper or (v) that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court. Each of the parties hereto hereby (a) irrevocably submits with regard to any such legal proceeding to the exclusive personal jurisdiction of the Bankruptcy Court in the event any dispute arises out of this Agreement or any transaction contemplated hereby, including, but not limited to, the assumption and assignment of the Transferred Contracts, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from the Bankruptcy Court or that such action is brought in an inconvenient forum and (c) agrees that it shall not bring any action relating to this Agreement or any transaction contemplated hereby in any court other than the Bankruptcy Court; provided, that, a party may commence any action or proceeding in a court other than the Bankruptcy Court solely for the purpose of enforcing an order or judgment issued by the Bankruptcy Court. The parties waive personal service of any and all process on each of them and consent that all such service of process shall be made in the manner, to the party and at the address set forth in Section 12.3 of this Agreement, and service so made shall be complete as stated in such Section 12.3. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY.

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Section 12.3      Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail (so long as no “bounceback” or similar “undeliverable” message is received by the sender thereof) if successfully transmitted prior to 5:00 pm (Eastern Time) on any Business Day, and on the next Business Day if successfully transmitted after such time or on a non-Business Day or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.3):

(1)            If to Sellers, to:

Proterra Inc
1815 Rollins Road
Burlingame, California 94010
Attention:     Jeff Mitchell
                       Proterra Legal Department

Email:            jmitchell@proterra.com
                       legal@proterra.com

and an additional copy (which will not constitute notice to Sellers) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attention:              Paul M. Basta

Robert A. Britton

Austin S. Pollet

Michael J. Colarossi

Email:                      pbasta@paulweiss.com

rbritton@paulweiss.com

apollet@paulweiss.com

mcolarossi@paulweiss.com

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(2)            If to Purchaser to:

Phoenix Motor, Inc.
1500 LAKEVIEW LOOP
ANAHEIM, CA 92807
Attn: Mark Hastings
Telephone: 916-622-5531
Email: MarkH@phoenixmotorcars.com

Section 12.4      Amendments and Waivers.

(a)            This Agreement may be amended, superseded, canceled, renewed, or extended, and the terms hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party against whom the waiver is to be effective. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Law (i) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party, (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given, and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

(b)            A failure or omission of any party to insist, in any instance, upon strict performance by another party of any term or provision of this Agreement or to exercise any of its rights hereunder will not be deemed a modification of any term or provision hereof or a waiver or relinquishment of the future performance of any such term or provision by such party, nor will such failure or omission constitute a waiver of the right of such party to insist upon future performance by another party of any such term or provision or any other term or provision of this Agreement.

Section 12.5      Entire Agreement. This Agreement, together with the Seller Disclosure Schedules, the Purchaser Disclosure Schedules, all Exhibits and Schedules hereto and the documents, agreements, certificates and instruments referred to herein and therein, including the Related Agreements, Confidentiality Agreement and related Orders, including the Sale Order, constitutes the entire agreement between the parties hereto and with respect to the subject matter hereof and supersedes all prior representations, warranties, agreements, and understandings, oral or written, with respect to such matters and other than any written agreement of the parties that expressly provides that it is not superseded by this Agreement.

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Section 12.6      Headings: Interpretation. The headings in this Agreement are intended solely for convenience of reference and will be given no effect in the construction or interpretation of this Agreement. Unless the context otherwise requires, the singular includes the plural, and the plural includes the singular.

Section 12.7      No Assignment: Binding Effect. This Agreement is not assignable by any party without the prior written consent of the other party. Notwithstanding the foregoing, Purchaser may, without the prior written consent of Sellers, assign this Agreement or all or any portion of Purchaser’s rights, interests and obligations hereunder to any of its Affiliates upon notice given to Sellers at least three (3) Business Days prior to the Closing, provided however, that in no event will such an assignment release Purchaser from its obligations hereunder. This Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 12.8      Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Any electronic signature, including via portable document format (pdf) or DocuSign, attached hereto will be deemed to be an original and will have the same force and effect as an original signature.

Section 12.9      Incorporation by Reference. The Seller Disclosure Schedules, the Purchaser Disclosure Schedules and other Schedules and Exhibits and the documents referenced therein constitute integral parts of this Agreement and are hereby incorporated by reference herein.

Section 12.10      Time of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 12.11      Specific Performance. Each party hereby acknowledges and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by a party in accordance with their specific terms or were otherwise breached by a party. Notwithstanding anything to the contrary herein, if any party violates or refuses to perform any covenant or agreement made by such party herein, without limiting or waiving in any respect any rights or remedies of a party under this Agreement now or hereafter existing at law, in equity or by statute, the non-breaching party or parties shall, in addition to any other remedy to which a party is entitled at law or in equity, be entitled to specific performance of such covenant or agreement or seek any other equitable relief, in each case without the proof of actual damages. Each party agrees to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, and agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (a) the other party has an adequate remedy at law, or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

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Section 12.12      No Third Party Beneficiaries.

(a)            Except as provided in Section 12.16, the terms and provisions of this Agreement are intended solely for the benefit of the parties hereto and their respective successors and permitted assigns, and it is not the intention of the parties hereto to confer third party beneficiary rights upon any other Person.

(b)            For the avoidance of doubt, all provisions contained in this Agreement with respect to employee benefit plans or compensation of any employees of a Seller are included for the sole benefit of the respective parties hereto, and nothing contained herein (i) shall confer upon any former, current or future employee of Sellers or Purchaser or any legal representative or beneficiary thereof any rights or remedies, including any right to employment or continued employment, of any nature, for any specified period, (ii) shall cause the employment status of any former, present or future employee to be other than terminable at will, (iii) shall confer any third party beneficiary rights upon any such employee or any dependent or beneficiary thereof or any heirs or assigns thereof or (iv) shall constitute an amendment of any Benefit Plan or other employee compensation or benefit plan, program, policy or arrangement of Sellers, Purchaser or any of their respective Affiliates.

Section 12.13      Expenses. Whether or not the transactions contemplated hereby are consummated, each party hereto will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the Related Agreements and the transactions contemplated hereby and thereby provided. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party. Notwithstanding the foregoing, (a) Sellers agree to pay all costs of releasing existing Liens and other Interests and recording the releases, (b)  Purchaser agrees to pay any filing fees in connection with the filings made pursuant to the HSR Act and any other federal, state or local Governmental or Regulatory Authority in accordance with Section 6.1 and (c) Purchaser will pay the cost of all document recordation costs and all Transfer Taxes not determined to be exempt in accordance with Section 1146 of the Bankruptcy Code arising by reason of the transactions contemplated by this Agreement to the extent the transactions contemplated herein are determined not to be exempt from such costs.

Section 12.14      Severability. If any term or other provision of this Agreement is illegal, invalid or unenforceable under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision contained herein is, to any extent, invalid or unenforceable in any respect under the Laws governing this Agreement, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 12.15      Public Announcements. Prior to the Closing, unless otherwise required by applicable Law, the Bankruptcy Court, the Bidding Procedures or Bidding Procedures Order or by obligations of Purchaser or Sellers or their respective Affiliates pursuant to any listing agreement with or rules of any securities exchange, Purchaser, on the one hand, and Sellers, on the other hand, shall consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such release or make any such statement without the prior written consent of the other (such consent not to be unreasonably withheld, conditioned or delayed). From and after the Closing, the parties hereto may make public statements with respect to this Agreement or the transactions contemplated hereby so long as such announcements do not disclose the specific terms or conditions of this Agreement, except where such terms and conditions have already been disclosed as required by Law or by obligations of Purchaser or Sellers or their respective Affiliates pursuant to any listing agreement with or rules of any securities exchange or the Bankruptcy Court; provided, that the issuing party shall use its Reasonable Efforts to consult with the other party with respect to the text thereof to the extent practicable.

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Section 12.16      No Liability; Release.

(a)            (i) No past, present or future director, officer, manager, employee, incorporator, member, partner or equityholder or other Affiliates of (A) any Seller (other than such Seller in its capacity as such), or (B) Purchaser (other than any obligations hereunder or assumed herein), and (ii) none of the lenders or agents under any Indebtedness of a Seller, in any case, shall have any Liability for any obligations or liabilities of Sellers or Purchaser, as applicable, under this Agreement or any agreement, document or instrument entered into in connection herewith of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby. Any claim or cause of action based upon, arising out of, or related to this Agreement or any agreement, document or instrument contemplated hereby may only be brought against Persons that are expressly named as parties hereto or thereto, and then only with respect to the specific obligations set forth herein or therein. Other than the parties hereto, no other party shall have any Liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of any party under this Agreement or the agreements, documents or instruments contemplated hereby or of or for any legal proceeding based on, in respect of, or by reason of, the transactions contemplated hereby or thereby (including the breach, termination or failure to consummate such transactions), in each case whether based on contract, tort, fraud, strict liability, other Law or otherwise and whether by piercing the corporate veil, by a claim by or on behalf of a party hereto or another Person or otherwise.

(b)            Effective upon the Closing Date, Purchaser acknowledges that it has no claim, counterclaim, setoff, recoupment, action or cause of action of any kind or nature whatsoever against any of the individuals or entities within the Seller Group, that directly or indirectly arises out of, is based upon, or is in any manner connected with any Prior Event (including, for the avoidance of doubt, any Avoidance Actions) (collectively, the “Purchaser Released Claims”); and, should any Purchaser Released Claims nonetheless exist, Purchaser hereby (i) releases and discharges each member of the Seller Group from any liability whatsoever on such Purchaser Released Claims that directly or indirectly arises out of, is based upon, or is in any manner connected with a Prior Event, and (ii) releases, remises, waives and discharges all such Purchaser Released Claims against the Seller Group. For purposes of this Section 12.16(b), “Seller Group” means (1) each Seller, (2) the lenders and agents under the Indebtedness of any Seller, (3) the Statutory Committee of Unsecured Creditors of the Sellers in their Bankruptcy Cases, and any members thereof at any time, in each case, solely in their capacity as such, and (4) with respect to those parties in the foregoing (1)–(3) of this sentence, any of their respective agents, attorneys, financial advisors, legal representatives, consultants, legal advisors, Affiliates, directors, managers, officers, control persons (as defined in Section 15 of the Securities Act of 1933 (as amended) or Section 20 of the Securities Exchange Act of 1934 (as amended)), shareholders, partners, estates, members, employees and successors and assigns, in each case, solely in their capacity as such, and “Prior Event” means any transaction, event, circumstances, action, failure to act or occurrence of any sort or type, including any approval or acceptance given or denied, whether known or unknown, which occurred, existed, was taken or begun prior to the consummation of the transactions contemplated hereunder; provided, that for the avoidance of doubt, “Prior Event” shall include any transaction, event, circumstances, action, failure to act or occurrence of any sort or type which occurred, existed, was taken or begun in accordance with, pursuant to or by virtue of: (A) any terms of this Agreement, (B) the transactions referred to herein, (C) the Bankruptcy Cases or the events leading to the commencement thereof, or (D) any oral or written agreement relating to the foregoing (A) to (C) of this sentence.

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(c)            Without limiting in any way the scope of the release contained in subparagraph (a) or (b) of this Section 12.16 and effective upon the Closing Date, Purchaser, to the fullest extent allowed under applicable Law, hereby waives and relinquishes all statutory and common law protections purporting to limit the scope or effect of a general release, whether due to lack of knowledge of any claim or otherwise, including, waiving and relinquishing the terms of any Law which provides that a release may not apply to material unknown claims. Purchaser hereby further affirms its intent to waive and relinquish such unknown claims and to waive and relinquish any statutory or common law protection available in any applicable jurisdiction with respect thereto including, without limitation, California Civil Code § 1542, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

(d)            Notwithstanding anything set forth herein to the contrary, the releases set forth in this Section 12.16 do not extend to (i) any obligations that are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the willful misconduct, actual and intentional fraud or gross negligence of such Person or (ii) any obligations of the parties under this Agreement.

[Signature Pages to Follow]

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IN WITNESS WHEREOF, the parties, intending legally to be bound, have caused this Agreement to be duly executed as of the day and year first herein above written.

SELLERS:

PROTERRA INC

By:	/s/ Gareth Joyce
Name: Gareth Joyce
Title: CEO & President

PROTERRA OPERATING COMPANY, INC.

By:	/s/ Gareth Joyce
Name: Gareth Joyce
Title:CEO & President

[Signature Page to Asset Purchase Agreement]

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PURCHASER:

PHOENIX MOTOR, INC.

By:	/s/ James Mark Hastings
Name: James Mark Hastings
Title: Senior Vice President

[Signature Page to Asset Purchase Agreement]

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EXHIBIT A

ASSUMPTION AGREEMENT

THIS ASSUMPTION AGREEMENT (the “Agreement”), made as of [•], 2023, by and between PROTERRA INC and PROTERRA OPERATING COMPANY, INC. (the “Assignors”) and [•] (the “Assignee”), is being executed pursuant to an Asset Purchase Agreement dated as of [•], 2023, by and among the Assignors and the Assignee (the “Purchase Agreement”).

FOR VALUE RECEIVED, each Assignor hereby sells, conveys, assigns, transfers and delivers to Assignee all of its right, title and interest in and to the Assumed Liabilities (as defined in the Purchase Agreement) and Assignee hereby accepts such assignment and hereby assumes and agrees to pay, perform and discharge when due the Assumed Liabilities.

1.            Assignee covenants and agrees with each Assignor, its successors and permitted assigns, that Assignee will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered any and all such further acts, instruments, papers and documents, and will give such further assurances, as may be necessary, proper or convenient to carry out and effectuate the intent and purposes of this Assumption Agreement.

2.            This Assumption Agreement will inure to the benefit of each Assignor, its successors and assigns, and will bind Assignee and its successors and assigns.

3.            This Assumption Agreement will be governed in all respects, whether as to validity, construction, capacity, performance or otherwise, by the laws of the State of Delaware applicable to contracts made and to be performed within that state.

4.            If any term or provision of this Assumption Agreement will, to any extent or for any reason, be held to be invalid or unenforceable, the remainder of this Assumption Agreement will not be affected thereby and will be construed as if such invalid or unenforceable provision had never been contained herein or been applicable in such circumstances.

5.            This Agreement incorporates by reference all terms, conditions and limitations contained in the Purchase Agreement.

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IN WITNESS WHEREOF, the parties, intending legally to be bound, have caused this Assumption Agreement to be duly executed as of the day and year first herein above written.

ASSIGNORS:

PROTERRA INC

By:
Name:
Title:

PROTERRA OPERATING COMPANY, INC.

By:
Name:
Title:

ASSIGNEE:

[•]

By:
Name:
Title:

EXHIBIT B

GENERAL ASSIGNMENT

KNOW ALL MEN BY THESE PRESENTS, That:

WHEREAS, PROTERRA INC and PROTERRA OPERATING COMPANY, INC. (“Sellers”) and [•] (“Purchaser”), have entered into an Asset Purchase Agreement dated as of [•], 2023 (as amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”) whereby Sellers have agreed to sell, assign and transfer to Purchaser the Acquired Assets (as defined in the Purchase Agreement) in accordance with the terms and provisions of the Purchase Agreement (capitalized terms not otherwise defined herein will have the meanings ascribed thereto in the Purchase Agreement).

NOW THEREFORE, in consideration of the mutual premises contained herein and in the Purchase Agreement, the receipt and adequacy of which are hereby acknowledged, each Seller hereby agrees as follows:

1.            Such Seller, pursuant to the terms and conditions of the Purchase Agreement, hereby sells, assigns, transfers, conveys, sets over, and delivers to Purchaser to have and to hold forever, all of such Seller’s right, title, and interest in the Acquired Assets, as, at, and from the Effective Time.

2.            Such Seller covenants and agrees with Purchaser and its successors and assigns that such Seller will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered any and all such further acts, instruments, papers and documents, and will give such further assurances, as may be necessary, proper or convenient to carry out and effectuate the intent and purposes of this General Assignment, in each case, without any additional consideration to such Seller.

3.            This General Assignment will inure to the benefit of Purchaser, its successors and permitted assigns, and will bind such Seller and its successors and permitted assigns.

4.            This General Assignment will be governed in all respects, whether as to validity, construction, capacity, performance or otherwise, by the laws of the State of Delaware applicable to contracts made and to be performed within that state.

5.            If any term or provision of this General Assignment will, to any extent or for any reason, be held to be invalid or unenforceable, the remainder of this General Assignment will not be affected thereby and will be construed as if such invalid or unenforceable provision had never been contained herein or been applicable in such circumstances.

6.            This General Assignment incorporates by reference all terms, conditions and limitations contained in the Purchase Agreement.

IN WITNESS WHEREOF, the parties, intending legally to be bound, have caused this General Assignment to be duly executed as of the day and year first herein above written.

SELLERS:

PROTERRA INC

By:
Name:
Title:

PROTERRA OPERATING COMPANY, INC.

By:
Name:
Title: